                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                                       AT

                              $13.00 NET PER SHARE

                                       BY
                             HEAT ACQUISITION CORP.

                      AN INDIRECT, WHOLLY OWNED SUBSIDIARY

                                       OF
                                     RHI AG

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED JULY 12, 1999, AMONG GLOBAL INDUSTRIAL TECHNOLOGIES, INC. (THE "COMPANY"), RHI AG ("PARENT") AND HEAT ACQUISITION CORP. ("PURCHASER").

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.25 PER SHARE (TOGETHER WITH THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS, THE "SHARES"), OF THE COMPANY THAT (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (B) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"), AND ANY APPLICABLE LAWS REGULATING COMPETITION, ANTITRUST, INVESTMENT OR EXCHANGE CONTROLS IN GERMANY AND MEXICO, HAVING EXPIRED OR BEEN TERMINATED, AND (C) A FINANCING CONDITION (AS DEFINED IN THE INTRODUCTION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE INTRODUCTION AND SECTIONS 1, 9, 11 AND 14.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DULY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"). THE COMPANY BOARD RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                           --------------------------

    Any Stockholder desiring to tender all or any portion of its Shares should either (i) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter(s) of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to The Bank of New York (the "Depositary"), and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof, or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the Stockholder desires to tender such Shares.

    Any Stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or Deutsche Bank Securities Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer To Purchase. Requests for additional copies of this Offer To Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                           --------------------------

                      The Dealer Manager for the Offer is:

                         DEUTSCHE BANK SECURITIES INC.
                               ------------------

July 16, 1999

                               TABLE OF CONTENTS

INTRODUCTION.................................................................................          1
1.         Terms of the Offer................................................................          4
2.         Acceptance for Payment and Payment for Shares.....................................          5
3.         Procedure for Tendering Shares....................................................          6
4.         Withdrawal Rights.................................................................          9
5.         Certain Federal Income Tax Consequences of the Offer and the Merger...............         10
6.         Price Range of the Shares; Dividends on the Shares................................         10
7.         Certain Information Concerning the Company........................................         11
8.         Certain Information Concerning Purchaser and Parent...............................         14
9.         Source and Amount of Funds........................................................         15
10.        Background of the Offer; Contacts with the Company................................         15
11.        Purpose of the Offer and the Merger; Plans for the Company; and the Merger
           Agreement.........................................................................         18
12.        Dividends and Distributions.......................................................         32
13.        Effect of the Offer on the Market for the Shares, Stock Exchange Listing and
           Exchange Act Registration, and Margin Securities..................................         33
14.        Certain Conditions of the Offer...................................................         34
15.        Certain Legal Matters.............................................................         36
16.        Fees and Expenses.................................................................         38
17.        Miscellaneous.....................................................................         39

SCHEDULE I --     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT............        I-1
ANNEX A --        PARENT'S AUDITED CONSOLIDATED ACCOUNTS FOR THE YEAR ENDED DECEMBER
                  31, 1998............................................................        A-1
ANNEX B --        PARENT'S UNAUDITED INTERIM CONSOLIDATED ACCOUNTS FOR THE THREE
                  MONTHS ENDED MARCH 31, 1999.........................................        B-1
ANNEX C --        SUMMARY OF THE SIGNIFICANT DIFFERENCES BETWEEN U.S. AND AUSTRIAN
                  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES............................        C-1

To the Holders of Common Stock of
  Global Industrial Technologies, Inc.:

                                  INTRODUCTION

    Heat Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect, wholly owned subsidiary of RHI AG, an Austrian stock corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.25 per share (such shares, together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 31, 1995, as amended (the "Rights Agreement"), between Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), and The Bank of New York, the "Shares") of the Company at a purchase price of $13.00 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer To Purchase ("Offer To Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser has been advised that the Rights Agreement is inapplicable to the Offer, the Merger Agreement and the transactions contemplated thereby.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS DULY APPROVED THE MERGER AGREEMENT (DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (DEFINED BELOW), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"). THE COMPANY BOARD RECOMMENDED THAT THE STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    THE COMPANY HAS ADVISED PARENT THAT, EXCEPT AS DESCRIBED IN THE FOLLOWING SENTENCE, ALL MEMBERS OF THE COMPANY BOARD INTEND TO TENDER THEIR SHARES PURSUANT TO THE OFFER. DIRECTOR RONALD LABOW, CHAIRMAN OF WHX CORPORATION ("WHX"), INFORMED THE COMPANY ON JULY 14, 1999, THAT HE AND HIS AFFILIATES HAVE NOT YET DETERMINED WHETHER TO TENDER THEIR SHARES, SELL SUCH SHARES IN THE OPEN MARKET OR OTHERWISE HOLD SUCH SHARES, AND RESERVE ALL RIGHTS WITH RESPECT TO THE FOREGOING. ACCORDING TO PUBLICLY AVAILABLE INFORMATION, AN AFFILIATE OF WHX OWNS 9.9% OF THE SHARES.

    J.P. MORGAN SECURITIES INC. AND WASSERSTEIN PERELLA & CO., INC., THE COMPANY'S FINANCIAL ADVISERS ("J.P. MORGAN" AND "WP&CO.," RESPECTIVELY), HAVE EACH DELIVERED TO THE COMPANY AN OPINION (TOGETHER, THE "FAIRNESS OPINIONS") THAT, AS OF JULY 12, 1999, AND BASED ON AND SUBJECT TO THE MATTERS STATED IN SUCH OPINIONS, THE CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS. A COPY OF EACH OF THE WRITTEN FAIRNESS OPINIONS IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"), AND ANY APPLICABLE LAWS REGULATING COMPETITION, ANTITRUST, INVESTMENT OR EXCHANGE CONTROLS IN GERMANY AND MEXICO, HAVING EXPIRED OR BEEN TERMINATED, AND (III) PARENT AND PURCHASER HAVING RECEIVED THE FINANCING (DEFINED BELOW) ON TERMS REASONABLY SATISFACTORY TO PARENT GIVEN THE STRUCTURE OF THE FINANCING CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE FINANCING CONTEMPLATED TO BE ARRANGED BY PARENT (THE "FINANCING CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 9, 11 AND 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and that, after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (other than Shares owned by the Company or any of its subsidiaries, or by Parent, Purchaser or any other subsidiary of Parent, or Shares that are held by Stockholders exercising their appraisal rights ("Dissenting Stockholders") pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive the Per Share Amount (or any greater per share amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof without interest and less any required withholding taxes and, in certain circumstances, less any required stock transfer taxes (such amount, the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    Purchaser estimates that $635 million of financing will be required in connection with the transactions contemplated by the Merger Agreement, assuming the Company's indebtedness (as defined in Section 11) net of cash ("Net Debt") is $240 million. The Company has informed Purchaser that its Net Debt is $270 million but that it expects this amount to be reduced below $240 million by the end of the third quarter. Under the Merger Agreement, if the Company's Net Debt exceeds $240 million, then Purchaser may extend the Expiration Date, notwithstanding the fact that all of the conditions to the Offer have been satisfied, until such time as the Company's Net Debt is $240 million or less. Parent and Purchaser expect that no less than $300 million of such financing will consist of equity contributions to North American Refractories Company, a wholly owned subsidiary of Parent ("NARCO"), or loans from Parent. Parent expects to fund all or a substantial portion of the equity contribution or loans to NARCO with borrowings and equity raised by Parent. The financing described in this paragraph is referred to herein as the "Financing."

    Since early May 1999, Parent has been in communication with a number of U.S. and European financial institutions and lenders about their willingness to provide the Financing and the terms of any Financing. As of the date of this Offer To Purchase, Parent and Purchaser have not entered into any binding commitments or definitive agreements which would enable Parent to waive or satisfy the Financing Condition, and there can be no assurance that the Financing will be available on terms reasonably satisfactory to Parent or of the timing thereof.

    Under the terms of the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms and unless the Financing Condition has been irrevocably waived in writing by Parent prior to (i) 5:00 p.m. (New York City time) on July 30, 1999 (the "Financing Termination Time"), Parent will be obligated to pay the Company $5.0 million, and (ii) 5:00 p.m. (New York City time) on October 31, 1999 (the "Extended Financing Termination Time"), Parent will be obligated to pay the Company an additional $10.0 million; except that Parent will have no obligation to pay such $10.0 million pursuant to (ii) above
(x) unless it has elected to extend the Financing Termination Time to the Extended Financing Termination Time and (y) if Net Debt as of the Extended Financing Termination Time is greater than $250 million. See Section 11.

    The Merger Agreement provides that, unless Parent gives notice to the Company prior to July 30, 1999, that it wishes to extend the Financing Termination Time to the Extended Financing Termination Time, the Company will have the right to terminate the Merger Agreement at any time after July 30, 1999. In addition, even if Parent has extended the Financing Termination Time, the Company will have the right to terminate the Merger Agreement at any time after October 31, 1999 unless either (i) Parent has waived the Financing Condition prior to such termination by the Company or (ii) the Company's Net Debt is greater than $240 million at October 31, 1999.

    The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding option to purchase Shares (the "Options") under any of the Company's 1992 Stock Compensation Plan, as amended, and its Stock Option Plan for Non-Employee Directors, as amended and restated (collectively, the "Stock Option Plans") will be canceled and only entitle the holder thereof to receive for each Share with respect to such Option an amount in cash equal to the difference between
(i) the Merger Consideration and (ii) the per Share exercise price under such Option (such amount being hereinafter referred to as the "Option Consideration"). The Merger Agreement also provides that, immediately prior to the Effective Time, the Company will amend its Deferred Compensation Plan (the "Deferred Compensation Plan") to, among other things, provide that each stock unit (individually, a "Stock Unit," and together, the "Stock Units" ) credited to Deferred Compensation Plan participants' accounts ("Plan Accounts") will be canceled and each of the Plan Accounts will be credited for each Stock Unit an amount in cash equal to the Merger Consideration. The treatment of Options and Stock Units is more fully described in Section 11.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of Stockholders. The Stockholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, including Shares held by Purchaser and its affiliates, voting as a single class, at a special meeting of Stockholders. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger regardless of how any other Stockholder votes. Further, if Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL without further notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer, and Stockholders should consider this Offer To Purchase as notice to that effect. See Section 11.

    The Company has informed Purchaser that, as of July 1, 1999, there were (i) 22,412,961 Shares issued and outstanding (including 651,297 Shares held under the Company's 401(k) Plan), (ii) 2,276,535 Shares reserved for future issuance pursuant to outstanding Options granted by the Stock Option Plans and 120,760 Stock Units outstanding under the Deferred Compensation Plan, and (iii) no Shares of preferred stock of the Company issued or outstanding. Based upon the Shares, Options and Stock Units outstanding as of such date, at least 12,405,129 Shares would need to be validly tendered pursuant to the Offer and not withdrawn in order for the Minimum Condition to be satisfied.

    No dissenters' rights are available in connection with the Offer. Stockholders may exercise dissenters' rights, however, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Stockholders. Dissenters' rights are more fully described in Section 15.

    Information appearing or incorporated by reference in this Offer To Purchase in respect of the Company, the Company Board and the Fairness Opinions has been furnished to Purchaser and Parent by the Company (including in the Schedule 14D-9). While Purchaser and Parent do not believe that, as of the date of this Offer To Purchase, such information is incorrect in any material respect, none of Purchaser, Parent, their respective affiliates or any representative of the foregoing assumes any liability for such information.

    No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer To Purchase or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

    Tendering Stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Deutsche Bank Securities Inc., as the dealer manager (the "Dealer Manager"), The Bank of New York, as the depositary (the "Depositary"), and Morrow & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 12, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open-market purchases, privately negotiated transactions or other means of acquisition, upon such terms and conditions and at such prices as Purchaser shall determine, which may be more or less than the Per Share Amount and could be for cash or other consideration.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Financing Condition. The Offer is also subject to certain other conditions set forth in Section 14 (the "Offer Conditions," and each condition individually, an "Offer Condition").

    Parent and Purchaser expressly reserve the right, in their sole discretion, subject to compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the terms of the Merger Agreement, to waive any such condition and to make any other changes in the terms and conditions of the Offer; except, that Parent and Purchaser will not (i) amend or waive the Minimum Condition, (ii) decrease the Per Share Amount, (iii) decrease the maximum number of Shares to be purchased in the Offer, (iv) waive or satisfy the Financing Condition (as defined below) unless the representation in the Merger Agreement with respect to the Financing shall be true and correct, or (v) amend any other term or condition of the Offer in any manner or impose any term or condition that is adverse to the holders of the Shares without the written consent of the Company executed by the Chief Executive Officer of the Company stating that it was authorized by the Company Board or a duly authorized committee thereof. Notwithstanding any other provision hereof, Parent and Purchaser expressly reserve the right to (but will have no obligation to), in their sole discretion, subject to compliance with the Exchange Act and the terms of the Merger Agreement, waive the Financing Condition. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    Subject to the terms of the Merger Agreement and the rights of tendering Stockholders to withdraw their Shares, as described in Section 4, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement described above, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay the acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for Shares pending receipt of any regulatory or governmental approvals specified in Section 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14, (iii) waive any condition, or
(iv) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such termination, waiver or amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights pursuant to Section 14.

    Any extension, delay in payment, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. If a change is made with respect to the price and the percentage of securities sought, a minimum extension of 10 business days is required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

    The Company has provided Purchaser with its Stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after the later of the following dates:
(i) the Expiration Date, (ii) the satisfaction of the Minimum Condition, and
(iii) subject to compliance with the applicable rules and regulations of the Commission, the date of satisfaction or waiver of all the other conditions to the Offer set forth in this Offer To Purchase. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law or regulation.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or in the case of a book-entry transfer of Shares, an Agent's Message), and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3) to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Stockholders whose Shares shall have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Parent and Purchaser reserve the right, subject to the provisions of the Merger Agreement, to assign, in whole or, from time to time, in part, to one or more of Parent's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL OF THE SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date, or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date, or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the applicable Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal, (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owner appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery and a representation that the Stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the Stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payments may not be made to all tendering Stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding with respect to the payment of the purchase price for Shares purchased pursuant to the Offer, a Stockholder must provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. See Section 5 below.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his or her attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. Purchaser or its designees, as the case may be, will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of Stockholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer To Purchase, may also be withdrawn at any time after September 13, 1999. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of dissenters' rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time, and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Stockholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS. The receipt of the Per Share Amount and the Merger Consideration (and any cash amounts received by Dissenting Stockholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable foreign, state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his or her own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K") and information supplied to Parent by the Company, the principal trading market for the Shares is the New York Stock Exchange (the "NYSE"), and the Shares trade on the NYSE under the symbol "GIX." The following table sets forth the high and low sale prices per Share for the periods indicated. No cash dividends were paid by the Company during the periods specified below.

                                                                                                      HIGH        LOW
                                                                                                     -------    -------
1997
First Quarter....................................................................................... $22 1/2    $16 1/8
Second Quarter......................................................................................  19 1/4     16 7/8
Third Quarter.......................................................................................  20 3/4     16 3/4
Fourth Quarter......................................................................................  21 5/8     15 11/16

1998
First Quarter....................................................................................... $17 3/8    $14 9/16
Second Quarter......................................................................................  18 5/8     13 3/4
Third Quarter.......................................................................................  15 3/8      5 9/16
Fourth Quarter......................................................................................  11 3/8      6 3/4

1999
First Quarter....................................................................................... $11        $ 8 1/2
Second Quarter......................................................................................  13 1/2     10 1/8
Third Quarter (through July 15, 1999)...............................................................  12 5/8     11 3/4

    On July 9, 1999, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the last reported sale price on the NYSE was $12 1/2 per Share. On July 15, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the NYSE was $12 1/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL INFORMATION. The Company is a Delaware corporation with its principal executive offices located at 2121 San Jacinto Street, Suite 2500, Dallas, Texas 75201. The Company is a manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; and processing and recycling equipment.

    HISTORICAL FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company 10-Q"), each of which is incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                           TWO MONTHS
                                                    YEAR ENDED OCTOBER        ENDED        YEAR ENDED       THREE MONTHS ENDED
                                                           31,            DECEMBER 31,    DECEMBER 31,   JANUARY 31,    MARCH 31,
                                                     1996       1997          1997            1998          1998          1999
                                                   ---------  ---------  ---------------  ------------  -------------  -----------
INCOME STATEMENT DATA
Revenues.........................................      500.0      435.1          61.7           496.0          97.3         142.1
Cost and Expenses................................      470.5      468.7          68.3           584.0         100.4         137.9
Pre tax earnings (loss) from continuing
  operations.....................................       29.5      (33.6)          6.6           (88.0)         (3.1)          4.2
Income tax benefits (provision)..................       (2.9)       9.0           1.6            37.0           1.3          (0.8)
Earnings (loss) from continuing operations.......       26.6      (24.6)         (5.0)          (51.0)         (1.8)          3.4
Net earnings.....................................       45.4       (4.4)         (9.1)          (36.6)          0.8         (21.3)

PER SHARE DATA
Earnings (loss) from continuing operations
  Basic..........................................       1.18      (1.10)        (0.23)          (2.32)        (0.08)         0.15
  Diluted........................................       1.15      (1.10)        (0.23)          (2.32)        (0.08)         0.15
Net Earnings
  Basic..........................................       2.01      (0.20)        (0.42)          (1.64)         0.04         (0.96)
  Diluted........................................       1.97      (0.20)        (0.42)          (1.64)         0.04         (0.94)

                                                                                               AT                          AT
                                                      AT OCTOBER 31,                      DECEMBER 31,                  MARCH 31,
                                                     1996       1997                          1998                        1999
                                                   ---------  ---------                   ------------                 -----------
BALANCE SHEET DATA
Total Current Assets.............................      375.5  $   356.1                    $    691.2                   $   669.6
Total Assets.....................................      752.6      807.0                       1,266.0                     1,246.7
Total Current Liabilities........................      207.2      245.4                         534.1                       539.6
Total Shareholders Equity........................      299.9      284.1                         234.5                       215.1

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's Website (http://www.sec.gov).

    Although neither Parent nor Purchaser has any knowledge that would indicate that statements contained herein based upon information furnished by the Company or documents and records relating to the Company (collectively, the "Company Information") are untrue, none of Parent, Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the Company Information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Parent and Purchaser.

    CERTAIN COMPANY FORECASTS. During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement (see
Section 11 below), the Company provided Purchaser and Parent with certain business and financial information which was not publicly available. Such information included, among other things, certain budgets for 1999 and preliminary forecasted results of operations of the Company prepared by the operating management of the Company and summarized below (the "Company Forecasts").

    The Company Forecasts indicated (i) estimated revenues of the Company of $593 million for 1999, $633 million for 2000, $679 million for 2001, $712 million for 2002 and $730 million for 2003, (ii) estimated earnings before interest and taxes of $47 million for 1999, $48 million for 2000, $55 million for 2001, $64 million for 2002 and $71 million for 2003, and (iii) estimated earnings before interest, taxes, depreciation and amortization of $74 million for 1999, $76 million for 2000, $85 million for 2001, $96 million for 2002 and $103 million for 2003. Subsequent to providing Parent with the foregoing Company Forecasts, on June 21, 1999, the Company delivered an updated budget for 1999 which indicated (i) estimated revenues of $569 million, (ii) estimated earnings before interest and taxes of $43 million, and (iii) estimated earnings before interest, taxes, depreciation and amortization of $70 million.

    The Company Forecasts are included in this Offer To Purchase solely because such information was provided to Parent during the course of its evaluation of the Company. To Parent's and Purchaser's knowledge, the Company does not make public projections or forecasts of its anticipated financial position or results of operations as a matter of course. The reports of PricewaterhouseCoopers LLP incorporated by reference in this Offer To Purchase relate to the historical financial information of the Company, do not extend to the Company Forecasts, and should not be read to do so. None of the Parent, Purchaser, the Company, the Dealer Manager, the Information Agent or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Company Forecasts, and the Company has made no representations to Parent or Purchaser regarding such information. Accordingly, none of Parent, Purchaser or the Company anticipates that it will, and each of Parent, Purchaser and the Company disclaims any obligation to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the Commission or otherwise make such information public (irrespective in any such case of whether the Company Forecasts, in light of events or developments occurring after the time at which they were originally prepared, shall have ceased to have a reasonable basis).

    The Company Forecasts necessarily reflect numerous assumptions with respect to the general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's, Parent's and Purchaser's control, and do not take into account any changes in the Company's operations or capital structure that may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the Company Forecasts will be valid and actual results may prove to be materially higher or lower than those contained in the Company Forecasts. The inclusion of the Company Forecasts should not be regarded as an indication that the Company, Parent or Purchaser or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such.

    The Company Forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants.

    The information from the Company Forecasts should be evaluated in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this Offer To Purchase, the Company 10-K and the Company 10-Q. In light of the foregoing factors and the uncertainties inherent in the Company Forecasts, holders of Shares are cautioned not to place undue reliance thereon.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser, a Delaware corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned indirectly by Parent. The principal executive offices of Purchaser are located at 500 Halle Building, 1228 Euclid Avenue, Cleveland, Ohio 44115-1809.

    Parent is a stock corporation registered in Austria, with its principal executive offices located at Mommsengasse 35, A-1040 Vienna, Austria. Parent is a global operator in the refractories, engineering, waterproofing and insulation businesses.

    Neither Parent nor Purchaser is subject to the information requirements of the Exchange Act and, therefore, reports relating to each of their businesses, financial conditions and other matters have not been filed with, and will not be available from, the Commission. However, copies of Parent's audited consolidated accounts for the year ended December 31, 1998, Parent's unaudited interim consolidated accounts for the three months ended March 31, 1999, and a summary of the significant differences between U.S. and Austrian generally accepted accounting principles are attached hereto as Annexes A, B and C, respectively.

    Except as set forth elsewhere in this Offer To Purchase or Schedule I hereto, (i) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, (a) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, or (c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (ii) there have been no transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, which would require reporting under the rules and regulations of the Commission, and (iii) there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of any class of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9.  SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase the fully diluted number of Shares in the Offer and the Merger will be $300 million. Purchaser estimates that the total amount of funds required to repay the Net Debt of the Company will be $240 million. Accordingly, Purchaser estimates that the total amount of funds required to consummate the transactions contemplated by the Merger Agreement, including fees and expenses related to the Offer and the Merger and initial expenditures, will be $635 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent or a subsidiary of Parent. Parent intends to fund substantially all of this capital contribution through a series of financing transactions.

    The Company has informed Purchaser that its Net Debt is currently estimated to be $270 million. Under the Merger Agreement, if the Company's Net Debt exceeds $240 million, Purchaser may extend the Expiration Date, notwithstanding that all of the conditions to the Offer have been satisfied, until such time as the Company's Net Debt is $240 million or less.

    As a result of the Financing Condition, Purchaser's obligation to accept and pay for the Shares tendered pursuant to the Offer is conditioned upon the Financing being available to Parent or Purchaser on terms reasonably satisfactory to Parent given the structure of the financing contemplated for the Offer and the Merger, including, without limitation, the financing contemplated to be arranged by Parent.

    Since early May 1999, Parent has been in communication with a number of U.S. and European financial institutions and lenders about their willingness to provide the Financing and the terms of any financing. As of the date of this Offer To Purchase, Parent and Purchaser have not entered into any binding commitments or definitive agreements which would enable Parent to waive or satisfy the Financing Condition and there can be no assurance that the Financing will be available on terms reasonably satisfactory to Parent or of the timing thereof.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In September and October of 1998, WHX acquired approximately 9.9% of the Shares and filed a Schedule 13D relating to such purchases on October 5, 1998. On December 17, 1998, WHX commenced a cash tender offer for any and all outstanding Shares at $10.50 per Share (the "WHX Offer"). The Company Board unanimously rejected the WHX Offer.

    On January 19, 1999, WHX filed preliminary proxy materials, and in early February filed definitive proxy materials, with the Commission in order to solicit proxies for the Company's 1999 annual stockholders meeting to elect one member of the Company Board and approve certain non-binding stockholder resolutions designed to facilitate the sale of the Company.

    In early March, a representative of the Company called Dr. Walter Ressler, the Chief Executive Officer and Chairman of the Management Board (VORSTAND) of Parent, indicating that no decision had been made to explore a sale of the Company but that, as part of considering its available options, the Company would like to know whether Parent might be interested in discussing a possible transaction with the Company. Dr. Ressler indicated that he could see many strategic benefits to a possible business combination and accordingly that he and members of the Parent Management Board would be willing to meet with the Company and its financial advisors to discuss the subject further. No further discussions took place until April.

    At its March 29, 1999 Board meeting, the Company Board instructed management, with the assistance of the Company's financial and legal advisors, to explore and evaluate a number of alternatives to generate stockholder value that may be greater than that which the Company's business plan could create including a possible merger or strategic combination.

    The Company informed Parent, that in early April, representatives of the Company contacted a number of companies that might be interested in pursuing a business combination with the Company, including Parent. Parent then entered into a confidentiality and standstill agreement with the Company and received an information memorandum.

    On April 14, 1999, representatives of the Company, including the Company's financial advisors, and Rawles Fulgham, Chairman and Chief Executive Officer of the Company, Graham Adelman, President and Chief Operating Officer of the Company and Alfred Williams, Senior Vice President and Chief Financial Officer of the Company, met with Dr. Ressler and Dr. Georg Obermeier (who was appointed Chief Executive Officer and Chairman of the Management Board of Parent as of July 1, 1999) and two members of the Management Board of Parent, Jakob Mosser and Roland Platzer. The parties discussed various possibilities for a business combination transaction. Parent expressed an interest in a transaction which would effect a strategic combination of certain businesses of the Company and NARCO but not involve a sale of the Company.

    The Company and its financial advisors indicated such a combination probably would not be of interest and that Parent should consider making an all-cash transaction. Parent's representatives agreed to consider whether it was prepared to proceed with such a transaction and to contact the Company after Parent reached a decision.

    During the period from April 15 through April 27, 1999, Dr. Ressler had several telephone conversations with Mr. Fulgham and representatives of J.P. Morgan in which he indicated that Parent was still evaluating the situation and remained interested in a possible transaction.

    On April 21, 1999, the Company announced that it had entered into negotiations with another party with respect to a possible transaction that could involve a merger of the Company.

    On April 27, 1999, the Company announced that it had entered into a confidentiality and standstill agreement with WHX. On April 27, 1999, it also announced that it had entered into an agreement with a third party to negotiate exclusively, subject to certain limited exceptions, with respect to a possible transaction that could involve a merger of the Company.

    Dr. Ressler telephoned Mr. Fulgham on several occasions between April 27, 1999 and the middle of May, 1999, but Mr. Fulgham did not discuss a possible transaction with Dr. Ressler due to the exclusivity agreement.

    On May 7, 1999, the Company announced that it had extended the exclusivity period with such third party until May 12, 1999. On May 11, 1999, the Company announced that the agreement to negotiate exclusively with such third party had terminated and that the Company would resume negotiations with other parties.

    On May 14, 1999, a representative of J.P. Morgan called Dr. Ressler to advise him that the Company's exclusivity period with the third party had expired and to inquire whether Parent was willing to discuss an all-cash transaction. Dr. Ressler advised that Parent was prepared to discuss a possible transaction of this type but requested a reasonable exclusivity period to conduct diligence and explore possible financing.

    During the period May 14-18, 1999, Parent engaged Deutsche Bank (defined below) as its financial advisor and Jones, Day, Reavis & Pogue as its legal advisors. On May 17, 1999, Dr. Ressler wrote to Mr. Fulgham confirming Parent's willingness to proceed on the basis discussed with the Company's representative on May 14, 1999 and indicated that, subject to reaching agreement on the other terms of the transaction and completing due diligence, Parent would be prepared to offer $13.00 per Share.

    On May 17, 1999, Dr. Ressler telephoned Mr. Fulgham to indicate that, while Parent was prepared to move as quickly as possible, it needed to have an exclusivity period of at least four weeks to conduct due diligence and put financing arrangements in place. In conversations on May 18 and 19, 1999 among Parent's and the Company's financial and legal advisors, an exclusivity period ending June 4, 1999 was agreed and that agreement was reflected in a letter signed by Parent and the Company on May 20, 1999.

    On May 20, 1999, WHX announced that it had increased its offer price per Share from $10.50 per Share to $11.50 per Share. On May 25, 1999, the Company announced that the Company Board had unanimously rejected the WHX Offer, as amended.

    During the period from May 21 through June 4, 1999, Parent and its financial and legal advisors conducted due diligence, explored financing alternatives and engaged in discussion of the terms of an agreement for a possible business combination transaction. Dr. Ressler called Mr. Fulgham on several occasions during this period to report on the status of Parent's efforts and decision-making process. On June 4, 1999, Dr. Ressler advised Mr. Fulgham that, despite Parent's efforts, signing a definitive merger agreement by June 4, 1999 would not be possible. Dr. Ressler asked if the Company could grant a further exclusivity period and Mr. Fulgham replied that the Company would be prepared to consider this only if Parent would be prepared to pay a substantial fee if a merger agreement was not signed by the end of extended exclusivity period.

    On June 6, 1999, Dr. Ressler and Dr. Obermeier telephoned Mr. Fulgham to confirm Parent's continued interest in pursuing discussions of a Merger Agreement and its willingness to agree that, in exchange for an extended exclusivity period, it would pay a fee if a merger agreement were not signed by the end of that period. After discussions among the principals and the Company's and Parent's legal and financial advisors, on June 7, 1999, the Company and Parent amended their exclusivity agreement to extend the exclusivity period until July 12, 1999 in return for Parent's promise to pay $5 million to the Company if a merger agreement was not signed by that date.

    During the period from June 7, 1999 through July 8, 1999, Parent and its financial and legal advisors continued due diligence and discussions of the terms of a merger agreement for a possible transaction.

    On June 21, 1999, the Company announced that Mr. LaBow had been elected to the Company Board at the Company's annual meeting of Stockholders.

    On July 8, 1999, Parent's Supervisory Board met and approved Parent proceeding to execute a Merger Agreement but only if Parent's obligations thereunder were subject to a financing condition. This result was reported to Mr. Fulgham in phone conversations on July 8, 1999, with Dr. Obermeier and Dr. Ressler.

    On July 10, 1999, Mr. Fulgham informed Dr. Obermeier of the terms on which it would be prepared to go forward with a merger agreement that included a financing condition. From July 9, 1999 through July 12, 1999, the legal and financial advisors of Parent and the Company discussed the specific terms of the Merger Agreement, including the terms outlined by Mr. Fulgham on July 9, 1999. During July 12, 1999, Dr. Obermeier contacted Mr. Fulgham to resolve the remaining open issues in the Merger Agreement.

    On July 12, 1999, after discussion and analysis, the Company Board determined to approve the Offer and the Merger.

    Late in the afternoon of July 12, 1999, the parties signed the Merger Agreement and publicly announced the transaction.

    On July 13, 1999, the WHX Offer expired.

    On July 16, 1999, Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; AND THE MERGER AGREEMENT

PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of the Company and the entire equity interest in the Company. The Offer is intended to facilitate the acquisition of all of the Shares and to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from Stockholders to Parent and to provide Stockholders promptly with cash equal to the Per Share Amount for all of their Shares.

PLANS FOR THE COMPANY.

    Following the Merger, the Company will be operated as an indirect, wholly owned subsidiary of Parent. Except as otherwise described in this Offer To Purchase (including as may be required under the Merger Agreement if necessary to obtain antitrust approvals (see "The Merger Agreement--Consents, Approvals and Filings")), and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries, Purchaser, Parent and the directors and officers of Purchaser and Parent listed on Schedule I hereto have no current plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (ii) except as otherwise described in the Merger Agreement, any change in the present Company Board or management of the Company, or (iii) any material change in the Company's corporate structure or business.

    Parent intends, from time to time, after completion of the Offer, to evaluate and review the Company's and its subsidiaries' operations and the potential opportunities for rationalization and the achievement of synergies with Parent's operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After any such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist, and it reserves the right to effect such actions or changes.

THE MERGER AGREEMENT.

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined at, and copies obtained from, the offices of the Commission in the manner set forth in Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. Pursuant to the terms of the Merger Agreement, Parent and Purchaser expressly reserve the right, in their sole discretion, subject to compliance with the Exchange Act and the terms of the Merger Agreement, to waive any condition to the Offer and to make any other changes in the terms and conditions of the Offer; except that Parent and Purchaser will not (i) amend or waive the Minimum Condition, (ii) decrease the Per Share Amount, (iii) decrease the maximum number of Shares to be purchased in the Offer, (iv) waive or satisfy the Financing Condition unless (a) all of the Company's and its subsidiaries' indebtedness for borrowed money outstanding and other obligations required to be reflected as indebtedness in a consolidated balance sheet of the Company ("Indebtedness") existing at the Effective Time is contemplated to be repaid immediately after the Effective Time to the extent required by the terms thereof and (b) no less than $300 million of the total financing currently expected to be approximately $635 million (based on the assumption that Net Debt at the time Shares are to be purchased in the Offer is not greater than

$240 million) to be incurred in connection with the Transactions (as defined below) consists of equity contributed to NARCO or loans from Parent (except that such loans from Parent will be subordinate to the claims of all creditors of the Surviving Corporation and no such loans will be payable or guaranteed by the Company or any of its subsidiaries), or (v) amend any other term or condition of the Offer in any manner or impose any term or condition that is adverse to the Stockholders without the written consent of the Company executed by the Chief Executive Officer of the Company stating that such amended or imposed term or condition was authorized by the Company Board or a duly authorized committee thereof. Notwithstanding any other provision of the Merger Agreement, Parent and Purchaser expressly reserved the right (but have no obligation), in their sole discretion, subject to compliance with the Exchange Act and the terms of the Merger Agreement, to waive the Financing Condition.

    In the event that any condition to the Offer has not been satisfied or waived at the Expiration Date, Purchaser will (unless otherwise notified by the Company in writing), and Purchaser will otherwise be entitled to, extend the Expiration Date in increments of up to five business days each (unless otherwise agreed by Parent and the Company) until the earliest to occur of (x) the satisfaction or waiver of each such condition and (y) the termination of the Merger Agreement in accordance with its terms; except that Purchaser will not be required to extend the Offer as provided in this sentence if any such condition (other than the Financing Condition) is incapable of being satisfied. In addition, without limiting the foregoing, Purchaser may, without the consent of the Company, extend the Expiration Date (i) as required by applicable law, (ii) if Net Debt exceeds $240 million, until such time as Net Debt is $240 million or less, and (iii) for up to five business days if, on the scheduled or any extended Expiration Date, the Shares validly tendered pursuant to the Offer and not withdrawn represent more than 80% but less than 90% of the outstanding Shares, notwithstanding that all the conditions to the Offer have been satisfied, so long as Purchaser waives the further satisfaction of any of the conditions to the Offer (other than the condition set forth in paragraph (A) of Section 14). Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

    The Company has represented to Parent in the Merger Agreement that: (i) the Company Board, by the affirmative vote of a majority of its members, has duly
(a) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the "Transactions") are fair to and in the best interests of the Company and the Stockholders, (b) authorized, approved, adopted and declared advisable the Merger Agreement and the Transactions, (c) resolved to recommend that the Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement, (d) taken all other action necessary to render the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) and Article VI of the Company's Certificate of Incorporation inapplicable to the Transactions, and (e) amended the Rights Agreement, pursuant to which amendment, among other things, neither the execution, delivery and performance of the Merger Agreement nor the consummation of the Transactions will (x) result in the distribution of separate certificates representing Rights, (y) cause the Rights to become exercisable, or (z) result in the occurrence of a Distribution Date (as defined in the Rights Agreement); and (ii) J.P. Morgan and WP&Co. have each delivered to the Company Board an opinion that, as of the date of the Merger Agreement, the consideration to be received by Stockholders in the Offer and the Merger, taken together, is fair from a financial point of view to the Stockholders.

    BOARD REPRESENTATION. The Merger Agreement requires that promptly upon the acceptance for payment of Shares pursuant to the Offer, the Company will, subject to compliance with Section 14(f) of the Exchange Act, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals the product of the total number of directors on the Company Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates (including such Shares as are accepted for payment pursuant to the Offer), bears to the number of Shares then outstanding; except that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board percentage described above will in all events be a majority of the members of the Company Board.

    The Merger Agreement provides that, in the event that Parent's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board will have at least two directors who are directors on the date of the Merger Agreement and who are not executive officers of the Company or, if no such persons are willing or able to so serve, who qualify as "independent directors" within the meaning of the NYSE Listed Company Manual (the "Independent Directors"), the Company will, upon request by Parent, promptly increase the size of the Company Board or secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be elected or appointed to the Company Board pursuant to the Merger Agreement and will cause Parent's designees to be so elected or appointed.

    The Merger Agreement provides that, following the election or appointment of Parent's designees pursuant to the Merger Agreement, and prior to the Effective Time, the approval of a majority of the Independent Directors will be required to authorize (i) any amendment of the Merger Agreement or the Certificate of Incorporation or By-Laws of the Company, (ii) any termination of the Merger Agreement by the Company, (iii) any consent by the Company to any extension of the time for performance of any of the obligations or other acts of Parent or Purchaser, or (iv) any waiver by the Company of compliance with any of the covenants or conditions contained in the Merger Agreement for the benefit of the Company or any other rights of the Company under the Merger Agreement.

    THE MERGER. Upon the terms of and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the Surviving Corporation.

    At the Effective Time, the Certificate of Incorporation of the Company then in effect will be the Certificate of Incorporation of the Surviving Corporation, except that Article IV of the Company's Certificate of Incorporation will be amended to read in its entirety as follows: "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share." The By-Laws of the Company will be the By-Laws of the Surviving Corporation.

    The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Each director and officer of the Surviving Corporation will hold office until their respective successors are duly elected or appointed and qualified.

    CONSIDERATION TO BE PAID IN THE MERGER. Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or Stockholders, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined below) or Shares to be canceled as described below) will be converted into the right to receive the Merger Consideration, upon surrender of the certificate formerly representing such Share as provided in the Merger Agreement. All such Shares, when so converted, will no longer be outstanding and automatically will be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the Merger Agreement. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding Shares have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such change.

    Immediately prior to the Effective Time, each outstanding Option will be canceled and will only entitle the holder thereof to receive for each Share with respect to such Option an amount in cash equal to the difference between (i) the Merger Consideration and (ii) the per Share exercise price under such Option. Immediately prior to the Effective Time, the Company will amend the Deferred Compensation Plan to provide (i) that each Stock Unit credited to accounts of participants will be canceled and the accounts of each such participant will be credited for each Stock Unit an amount in cash equal to the Merger Consideration and (ii) that thereafter such accounts will be credited with a fixed rate of interest. Prior to the Effective Time, the Company will take all necessary action with respect to the cancellation of all Options and Stock Units, including obtaining any necessary consents from the holders of such Options and Stock Units.

    The Merger Agreement further provides that each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company or Parent immediately before the Effective Time will cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    All other capital stock of the Company and any options, warrants or other rights to purchase capital stock of the Company (other than Options and Stock Units) will be canceled and retired and will cease to exist, and no Merger Consideration will be issued or delivered in exchange therefor.

    DISSENTING SHARES. Notwithstanding any provision of the Merger Agreement to the contrary, if and to the extent required by the DGCL, any Shares issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Shares in accordance with
Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary, if (i) the Merger is rescinded or abandoned or (ii) the Stockholders revoke the authority to effect the Merger, then the right of any Stockholder to be paid the fair value of such Stockholder's Dissenting Shares pursuant to Section 262 of the DGCL will cease.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to: (i) organization and qualification and subsidiaries, (ii) the Company's Certificate of Incorporation and By-Laws,
(iii) capitalization, (iv) authority and validity and effect of the Merger Agreement, (v) material contracts and no conflicts and required filings and consents, (vi) compliance and permits, (vii) the Rights Agreement, (viii) Commission filings and financial statements, (ix) absence of certain changes or events, (x) no undisclosed liabilities, (xi) absence of litigation, (xii) Company employee benefit plans and employment agreements, (xiii) labor matters,
(xiv) title to property, (xv) taxes, (xvi) environmental matters, (xvii) brokers, (xviii) intellectual property, (xix) vote required to approve the Merger, (xx) takeover statutes, (xxi) opinion of financial advisor, and (xxii) Year 2000 compliance.

    Parent and Purchaser have also made certain representations and warranties with respect to: (i) organization and qualification, (ii) authority and validity and effect of the Merger Agreement, (iii) no conflicts and required filings and consents, and (iv) financial structure.

    The representations and warranties in the Merger Agreement will terminate at the Effective Time (or the time the designees of Parent constitute a majority of the Board, if earlier) or upon the termination of the Merger Agreement pursuant to its terms, as the case may be.

    STOCKHOLDER MEETING. Under the Merger Agreement, the Company Board will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of the Stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement. Parent will vote, or cause to be voted, all of the Shares then beneficially owned by it, Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

    Notwithstanding the foregoing, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will, subject to the satisfaction or waiver of all of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Stockholders, in accordance with Section 253 of the DGCL.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earliest to occur of (i) the termination of the Merger Agreement, (ii) the time the designees of Parent constitute a majority of the Company Board, or (iii) the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld) and unless otherwise expressly contemplated under the Merger Agreement, the Company will conduct its business and will cause the businesses of its subsidiaries to be conducted, and the Company and its subsidiaries will not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company will use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations; and the Company will take such actions prior to the Effective Time as are reasonably requested by Parent to inform employees of the Company of the existence of certain caps on health benefits currently in effect. By way of amplification and not limitation, neither the Company nor any of its subsidiaries will, during the period described above, directly or indirectly do, or propose to do, any of the following without the prior written approval of Parent, unless expressly contemplated under the Merger Agreement or disclosed in the Company Disclosure Schedule (delivered to Parent in connection with the Merger Agreement):

    (i) amend or otherwise change the Company's or any of its subsidiaries' Certificates of Incorporation, By-Laws or other equivalent organizational documents;

    (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of its subsidiaries (except for (a) the issuance of Shares pursuant to the exercise of Options that are outstanding on the date of the Merger Agreement, (b) the issuance of Stock Units representing no more than 200,000 Shares in the aggregate pursuant to the Deferred Compensation Plan, and (c) the sale of existing ownership interests in any of the Company's subsidiaries (1) having a book value as of the date of the Company's most recent financial statements included in the Company filed Commission documents of less than $2.0 million individually and $6.0 million in the aggregate and (2) the consideration received therefor is less than $2.0 million individually and, together with the proceeds of sales of assets permitted under the Merger Agreement, $6.0 million in the aggregate);

    (iii) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (a) sales of assets in the ordinary course of business and in a manner consistent with past practice and not exceeding $2.0 million individually and, together with the amount of consideration (or book value, whichever is greater) received in sales of ownership interests permitted under the Merger Agreement, $6.0 million in the aggregate, (b) sales of inventory in the ordinary course of business consistent with past practice, and
(c) dispositions of obsolete or worthless assets);

    (iv) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under the Stock Option Plans or authorize cash payments in exchange for any such Options;

    (v) (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (b) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing, except in connection with the repurchase of Options and Stock Units as contemplated by the Merger Agreement;

    (vi) sell, transfer, license, sublicense or otherwise dispose of any material intellectual property of the Company and its subsidiaries or amend or modify any existing agreements with respect to any material intellectual property (other than in the ordinary course of business consistent with past practice);

    (vii) (a) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (b) incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances except in the ordinary course of business consistent with past practice, (c) enter into any material contract other than in the ordinary course of business,
(d) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted or, if not budgeted, that in the aggregate exceed $2,000,000, (e) terminate any material contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy or prevent defaults thereunder and within certain parameters, or (f) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the foregoing;

    (viii) except for contracts or amendments that serve to reduce the cost to the Company of severance arrangements, increase the compensation payable or to become payable to its employees, officers or directors (except for increases to employees who are not directors or officers of the Company in the ordinary course of business in connection with normal periodic performance reviews) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, director or officer of the Company or any of its subsidiaries (other than employees hired by the Company or any of its subsidiaries after the date of the Merger Agreement in the ordinary course of business and on terms consistent with those provided to employees of the Company or any such subsidiary generally) or establish, adopt, enter into, terminate or amend any employee benefit plan (except as may otherwise be required by applicable law);

    (ix) (a) take any action, other than as required by United States generally accepted accounting principles ("GAAP"), to change accounting methods, principles or practices (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable) or (b) revalue any assets of the Company or any of its subsidiaries, including without limitation, any write down of the value of capitalized software or inventory or writing off of notes or accounts receivable other than in the ordinary course of business;

    (x) make any tax election inconsistent with past practice or settle or compromise any tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company Commission reports or is not reasonably likely to have a material adverse effect on the Company;

    (xi) pay, discharge, settle or satisfy any material lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company included in the Company's filed Commission documents or incurred in the ordinary course of business and consistent with past practice;

    (xii) permit any material increase in the number of employees employed by the Company or any of its subsidiaries on the date of the Merger Agreement or hire any executive officer or employee whose total annual compensation is more than $100,000;

    (xiii) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; or

    (xiv) take or fail to take, or agree in writing or otherwise to take or fail to take any of the actions described in (i) through (xiii) above.

    NO SOLICITATION. The Merger Agreement provides that the Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation, liquidation or dissolution or similar transaction involving, or any purchase of 15% or more of the consolidated assets (based on the Company's December 31, 1998, audited consolidated balance sheet) or outstanding shares of capital stock of, the Company or any of its subsidiaries or any other transaction that is intended or reasonably could be expected to prevent or materially interfere with the completion of the Transactions (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct and use its best efforts to cause it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; except that the Merger Agreement will not prevent the Company or the Company Board (acting directly or through its employees, agents or representatives) from (i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or disclosure obligations under state law, or (ii) at any time prior to the earlier to occur of (a) payment for the Shares pursuant to the Offer or (b) the approval of the Merger by the requisite vote of the Stockholders, (1) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (so long as such proposal did not result from a breach of the foregoing) if the Company Board receives from the person so requesting such information an executed confidentiality agreement with customary terms (which will not preclude the making of an Acquisition Proposal); or (2) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (1) or (2) above, the Company Board determines in good faith, after consultation with outside legal counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (y) in the case referred to in clause (2) above, the Company Board determines in good faith (based on the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a more favorable transaction than the Transactions; except that the Company may not, except as permitted below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement); it being understood and agreed that making the determination in clause (y) above (the "Board Determination") and disclosing such determination will not constitute a withdrawal or modification, proposed or otherwise, or an approval or recommendation, proposed or otherwise, in breach of this proviso or result in a breach of the condition described in paragraph (E) of Section 14 hereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations (whether by it or an agent or representative of the Company) with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence of this paragraph of the foregoing obligations. The Company will notify Parent immediately (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with any of its representatives. The Company also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy (and certify the destruction of) all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries and the Company will use its reasonable efforts consistent with its fiduciary obligations to enforce the provisions of such confidentiality agreements, including with limitation, any standstill provisions. Notwithstanding anything to the contrary in the foregoing, no breach of the foregoing provisions will result from actions taken by the director elected at the 1999 Annual Meeting of Stockholders of the Company provided such actions were not caused, authorized, directed, solicited or encouraged by the Company or any of its subsidiaries or any of their respective officers and other directors.

    So long as the Merger Agreement is in effect, neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, their approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal by a third party, or (iii) terminate the Merger Agreement pursuant to its terms in order to enter into a definitive agreement with respect to any third-party Acquisition Proposal unless the Company Board shall have (a) determined in good faith, after consultation with outside counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (b) determined in good faith, after receiving the advice of its financial advisor that an Acquisition Proposal is a Superior Proposal; except that the Merger Agreement will not prevent the Company or the Company Board from complying with its disclosure obligations under any federal or state law. "Superior Proposal" means an Acquisition Proposal that the Company Board determines in good faith (i) is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and all other relevant factors, and (ii) for which financing, to the extent required, is committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by the party making the Acquisition Proposal.

    CONSENTS, APPROVALS AND FILINGS. Parent and the Company have agreed that under the Merger Agreement they will promptly prepare and file as soon as practicable after the date of the Merger Agreement all documents required to be filed (i) with the United States Federal Trade Commission (the "FTC") and the Department of Justice in order to comply with the HSR Act and (ii) any other documents which are required under any non-United States laws regulating competition, antitrust, investment or exchange controls. Parent and the Company will promptly furnish all materials thereafter required in connection therewith.

    Upon the terms and subject to the provisions of the Merger Agreement, each of the Company and Parent will cooperate with each other and use (and will cause its subsidiaries to use) all reasonable efforts (i) to cause to be done all things necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and
(ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of, or in order to consummate any of the Transactions. Subject to applicable laws relating to the exchange of information, Parent and the Company will have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions; except that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party will instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Parent will act reasonably and as promptly as reasonably practicable.

    The Merger Agreement provides that Parent and the Company will promptly respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions of the Merger Agreement, Parent and the Company will each use all reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any antitrust or trade or regulatory laws or regulations of any Governmental Entity, which, in the case of Parent, will include if necessary to resolve such objections, offering, and agreeing to enter into necessary agreements, to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent's businesses or assets or any portion of the businesses or assets of any of its subsidiaries or any portion of the businesses or assets of the Company or the Company's subsidiaries. Notwithstanding anything to the contrary in the Merger Agreement,
(i) Parent will not be required to sell or otherwise dispose of, or hold separate or otherwise divest itself of, businesses or assets located outside of the United States, Canada and Germany and (ii) with respect to businesses or assets located in the United States or Canada, Parent will not be required to sell or otherwise dispose of, or hold separate or otherwise divest itself of, businesses or assets that accounted for, individually or in the aggregate, more than $86.0 million (the "Revenue Amount") of revenues of the Company or Parent, as the case may be, for the year ended December 31, 1998, as set forth in the respective audited financial statements for the period then ending for Parent or the Company. Parent will reasonably consult with the Company and, subject to being permitted by the Governmental Entity to do so, the Company will have the right to attend and participate in any telephone calls or meetings that Parent or Purchaser have with any person with respect to the foregoing. The Parent will use (and cause its subsidiaries to use) all reasonable efforts to obtain all necessary approvals from the German Federal Cartel Office (the "FCO") in order to consummate the Transactions, including without limitation, if necessary to resolve any objections raised by the FCO, offering, and agreeing to enter into necessary agreements, to sell, license, divest or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of the businesses or assets of the Company or the Company's subsidiaries located in Germany. Any such divestitures required by the FCO will not be included in the calculation of the Revenue Amount.

    The Merger Agreement further provides that the Company and Parent will, and Parent will cause Purchaser to, (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

    The Merger Agreement further provides that the Company and Parent will keep the other apprised of the status of matters relating to the completion of the Transactions and that the Company will use all reasonable efforts to give prompt notice to Purchaser of (i) any notice relating to any environmental matter or a default under any material contract to which the Company or any of its subsidiaries is a party or is subject; (ii) any changes or developments relating to any material pending or threatened legal action; (iii) any new material pending or threatened legal actions; and (iv) any general denial of insurance coverage or contractual indemnity for asbestos claims. Parent and Purchaser also agreed to use all reasonable efforts to give prompt notice to the Company of any general denial of insurance coverage or contractual indemnity for asbestos claims. Each of the Company and Purchaser will give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

    EMPLOYEE BENEFITS. The Merger Agreement requires that Parent maintain for a period of nine months immediately following the Effective Time, employee benefit plans, programs, policies and arrangements for employees of the Company and its subsidiaries (other than employees covered by collective bargaining agreements) as of the Effective Time which provide benefits that in the aggregate are substantially comparable to the employee benefit plans, programs, policies and arrangements other than stock option plans, stock purchase plans, stock appreciation rights and any other stock based incentive and bonus plans provided by the Company or any subsidiary for such employees immediately prior to the Effective Time; except that (i) in no event will Parent be obligated under the Merger Agreement to award options or equity rights to any Employee, (ii) Parent may cause the Company to adopt, or extend to employees of the Company, benefit plans, programs, policies and arrangements that are in effect for Parent's other North American businesses, and to substitute the same for the Company's benefit plans, programs, policies and arrangements, and (iii) nothing in the Merger Agreement will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable law. Parent will cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company and its subsidiaries are eligible to participate to take into account for purposes of vesting and eligibility thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company and its subsidiaries, unless such credit would result in a duplication of benefits.

    The Merger Agreement further requires that Parent honor, in accordance with their terms, all benefit obligations and contractual rights to current and former employees of the Company and its subsidiaries existing as of the Effective Time the existence of which is expressly disclosed in the Company Disclosure Schedule including employment or severance agreements, plans or policies of the Company and its subsidiaries which are previously specifically disclosed in the Company Disclosure Schedule; except that nothing contained in the foregoing will or will be deemed to limit the Surviving Corporation's obligation with respect to all benefit obligations and contractual rights to current and former employees of the Company and its subsidiaries existing as of the Effective Time.

    The Merger Agreement provides that if employees of the Company and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent will cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries, to the same extent waived under such plans of the Company and its subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

    The Merger Agreement further provides that nothing in the foregoing will require the continued employment of any person.

    INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, Parent will, or may cause the Surviving Corporation to the extent provided in the Company's Certificate of Incorporation as in effect on the date of the Merger Agreement, to the fullest extent each corporation is permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Effective Time (including, without limitation, the Transactions) for a period of six years after the Effective Time.

    For a period of six years after the Effective Time (or the time the designees of Parent constitute a majority of the Company Board, if earlier), Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (except that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; except that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance.

    In addition, the Merger Agreement provides that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision must be made so that the successors and assigns of the Surviving Corporation assume all of the indemnification obligations set forth in the Merger Agreement.

    The indemnification provisions of the Merger Agreement are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs, their representatives and assigns.

    PUBLICITY. Under the Merger Agreement, Parent and the Company agree to consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; except that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NYSE if it has used all reasonable efforts to consult with the other party.

    FINANCING. The Merger Agreement provides that Parent will use all reasonable efforts to satisfy the Financing Condition. The sole and exclusive remedy for any breach by Parent of this covenant is the payment to the Company of the $15 million described in the next sentence. Pursuant to the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms and unless the Financing Condition has been irrevocably waived in writing by Parent prior to (i) 5:00 p.m. (New York City time) on July 30, 1999, Parent will be obligated to pay the Company $5.0 million, and (ii) 5:00 p.m. (New York City time) on October 31, 1999, Parent shall pay the Company an additional $10.0 million; except that Parent will have no obligation to pay such $10.0 million pursuant to (ii) above (x) unless it has elected to extend the Financing Termination Time (as defined below) to the Extended Financing Termination Time (as defined below) and (y) if Net Debt as of the Extended Financing Termination Time is greater than $250 million.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

    (i) The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders to the extent required by the DGCL and the Certificate of Incorporation of the Company;

    (ii) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity preventing the consummation of the Merger shall be in effect, and there shall not be any statute, rule, regulation or order enacted by, entered into or enforced by any Governmental Entity that makes the consummation of the Merger illegal;

    (iii) Parent, Purchaser or their affiliates shall have purchased, or caused to be purchased, Shares pursuant to the Offer; and

    (iv) The Company Board shall have received an opinion, in form and substance and from an independent evaluation firm reasonably satisfactory to the Company Board, as to solvency matters relating to the Company and to NARCO and its subsidiaries before and after giving effect to the Transactions, including the incurrence of indebtedness related thereto.

    TERMINATION AND FEES. The Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned on or following the occurrence of one of the events set forth below prior to the Effective Time, notwithstanding approval thereof by the Stockholders (except that any termination by the Company that results in a payment to Purchaser of fees and expenses will not be effective unless and until the Company shall have paid to Purchaser any such fees and expenses):

    (i) by mutual written consent duly authorized by the respective boards of directors of Parent and, subject to any necessary approval by the Independent Directors, as described above, the Company; or

    (ii) by either Parent or the Company if (a) a Governmental Entity shall have issued a non-appealable final order, decree or ruling, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger or (b) any statute, rule or regulation is enacted or enforced by any Governmental Entity for which there is no administrative or judicial right of appeal, which in any such case makes the consummation of the Offer or the Merger illegal; or

    (iii) by either Parent or the Company, if the Shares have not been purchased pursuant to the Offer prior to the Termination Date (except that the right to terminate the Merger Agreement under the foregoing will not be available to any party whose failure to fulfill any obligations under the Merger Agreement has been the cause of or resulted in the failure to consummate the Offer prior to such date); or

    (iv) as long as Shares have not been purchased pursuant to the Offer, by Parent, if any actions described in paragraph (E) of Section 14 hereof has occurred; or

    (v) as long as Shares have not been purchased pursuant to the Offer, by Parent, (a) if there has been a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement or (b) if any representation or warranty of the Company (1) shall have been inaccurate or incomplete when made or (2) shall have become untrue, and in either case under clause (a) or (b) the applicable event would give rise to the failure of a condition set forth in paragraph (F) or (G) of Section 14 hereof, as the case may be (a "Company Terminating Event"); except that, in the event of a Company Terminating Event arising with respect to clause (a) or (b)(1) above (other than a breach of the non-solicitation covenant of the Company), if such Company Terminating Event is curable prior to the expiration of 20 days from notice by Parent to the Company of its intention to terminate due to its occurrence (but in no event later than the Termination Date) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate the Merger Agreement under the foregoing until the expiration of such period without such Company

Terminating Event having been cured; and provided further that in the event of a Company Terminating Event arising with respect to clause (b)(2) above, if such Company Terminating Event may be curable prior to the Termination Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate the Merger Agreement under the foregoing; or

    (vi) as long as Shares have not been purchased pursuant to the Offer, by the Company to allow the Company to enter into a definitive agreement in accordance with the Merger Agreement with respect to a Superior Proposal; except that the Company shall have complied with the provisions of the Merger Agreement relating to solicitation and that not less than five business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Agreement pursuant to the foregoing and shall have caused its financial and legal advisors to be reasonably available to negotiate in good faith with Purchaser and Purchaser's financial and legal advisors during such five-day period if Purchaser offers to make such adjustments in the terms and conditions of the Merger Agreement as would cause such Acquisition Proposal not to be a Superior Proposal; or

    (vii) as long as Shares have not been purchased pursuant to the Offer, by the Company, (a) upon a breach of any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement or (b) if any representation or warranty of Parent or Purchaser (1) shall have been inaccurate or incomplete when made or (2) shall have become untrue, and in either case, the applicable event would materially adversely affect Parent's or Purchaser's ability to consummate (or materially delay commencement or consummation of) the Offer (a "Parent Terminating Event"); except that, in the event of a Parent Terminating Event arising with respect to clause (a) or (b)(1) above, if such Parent Terminating Event is curable prior to the expiration of 20 days from notice by the Company to Parent of its intention to terminate due to its occurrence (but in no event later than the Termination Date) by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate the Merger Agreement under the foregoing until the expiration of such period without such Parent Terminating Event having been cured; and provided further that, in the event of a Parent Terminating Event under clause (b)(2) above, if such Parent Terminating Event is curable prior to the Termination Date by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate the Merger Agreement under the foregoing; or

    (viii) as long as Shares have not been purchased pursuant to the Offer, by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange
Act) other than Parent, Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding Shares (either on a primary or fully diluted basis); or

    (ix) by the Company at any time after 5:00 p.m. (New York City time) on July 30, 1999 (the "Financing Termination Time"), if Parent has not irrevocably waived in writing the Financing Condition prior to the Financing Termination Time; except that not less than two business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Merger Agreement pursuant to the foregoing. The Company will not be entitled to so terminate the Merger Agreement if Parent shall (i) have paid any amount payable under the terms described above in clause (a) under "Financing" and (ii) have notified the Company in writing prior to the Financing Termination Time of its determination to extend the Financing Termination Time to 5:00 p.m. (New York City time) on October 31, 1999 (the "Extended Financing Termination Time"); or

    (x) by the Company at any time after the Extended Financing Termination Time, if Parent has extended the Financing Termination Time to the Extended Financing Termination Time and Parent has not irrevocably waived in writing the Financing Condition prior to the Extended Financing Termination Time; provided that not less than two business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Merger Agreement pursuant to the foregoing. However, the Company will not be entitled to terminate the Merger Agreement pursuant to the foregoing if (a) Parent shall (1) have paid any amount payable under the terms described above in clause (b) under "Financing" and (2) have irrevocably waived the Financing Condition prior to such termination by the Company or (b) Net Debt as of the Extended Financing Termination Time is greater than $250 million.

    The Merger Agreement provides that the Company will pay the Parent Fee (as defined below), plus (x) actual, documented and reasonable out-of-pocket expenses of Parent not in excess of $1,500,000 relating to the Transactions (including, but not limited to, fees and expenses of counsel) and (y) after Parent has entered into one or more definitive agreements with respect to the Financing, actual, documented and reasonable out-of-pocket expenses of Parent not in excess of $1,500,000 relating to or incurred in connection with the Financing (the expenses referred to in clauses (x) and (y) collectively, the "Expense Amount"), such Parent Fee and Expense Amount to be paid upon the earliest to occur of the following events:

    (A) the termination of the Merger Agreement by Parent pursuant to paragraph
(iv), (v)(a), (v)(b)(1) or (viii) above; or

    (B) the termination of the Merger Agreement by Parent or the Company pursuant to paragraph (iii) above if at the time of termination there has been publicly announced and not withdrawn an Acquisition Proposal and the Company Board has withdrawn, modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have resolved to do so; or

    (C) the termination of the Merger Agreement by Parent or the Company pursuant to paragraph (iii) above if at the time of termination there has been publicly announced and not withdrawn an Acquisition Proposal at a price per Share at or higher than the Per Share Amount and the Company thereafter consummates a transaction that would constitute an Acquisition Proposal with the person making such Acquisition Proposal within fifteen months after the termination of the Merger Agreement at a price per Share at or higher than the Per Share Amount; or

    (D) the termination of the Merger Agreement by the Company pursuant to paragraph (vi) above.

    The "Parent Fee" is $10.0 million, except that such fee will be $5.0 million unless (i) Parent has irrevocably waived the Financing Condition prior to the earlier of giving any notice by the Company of an intention to terminate or actual termination by the Company as described above or prior to any occurrence, action or event giving rise to Parent's right to terminate as described above or
(ii) Parent has paid the $5.0 million fee that would be payable if the Financing Condition has not been waived prior to July 30, 1999 under "Financing."

    The Merger Agreement provides that the provision thereof relating to the Parent Fee will survive the termination of the Merger Agreement.

    EXPENSES. The Merger Agreement provides that the Surviving Corporation will pay all charges and expenses, including those of the Paying Agent (as defined in the Merger Agreement), in connection with the Merger. Except for the Parent Fee described below, whether or not the Merger is consummated, all other costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the information statement to be mailed to Stockholders in connection with the Merger and printing and mailing the information statement will be shared equally by Parent and the Company.

    AMENDMENT. The Merger Agreement further provides that, subject to its provisions relating to the approval by the Independent Directors and applicable law, the Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; except that, after approval and adoption of the Merger Agreement by the Stockholders, no amendment may be made which by law requires further approval by such Stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

    ASSIGNMENT. The Merger Agreement may not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in the Merger in lieu of Purchaser, in the event of which all references therein to Purchaser will be deemed references to such other subsidiary, except that all representations and warranties made therein with respect to Purchaser as of the date of the Merger Agreement will be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

    GOVERNING LAW AND CONSENT TO JURISDICTION. The Merger Agreement will be governed by the internal laws of the State of Delaware, without regard to the conflict of law principles thereof. Each party to the Merger Agreement has consented to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware.

CONFIDENTIALITY AND STANDSTILL AGREEMENTS.

    The Company and Parent entered into Confidentiality and Standstill Agreements ("C/A's") pursuant to which they agreed to furnish to each other certain confidential non-public information in contemplation of a possible business combination and they agreed that such information would be kept confidential and would not be used in any way detrimental to the other party. Parent and the Company agreed in the C/A's that until April 1, 2001, unless the other party's board of directors would otherwise request in writing in advance, the Company and Parent will not, and will cause its representatives and affiliates not to (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase agreement, business combination or in any other manner, beneficial ownership of any securities or assets of the other party,
(ii) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the other party, or (iii) make any public disclosure, or take any action which could require the other party to make any public disclosure, with respect to any of the matters set forth in the Confidentiality and Standstill Agreements. The parties further agreed that neither will, directly or indirectly, solicit any customers or supplier of the other party's business or hire or seek to hire any employees of the other party until April 1, 2001. Parent and the Company agreed that, in the event of a breach of either Confidentiality and Standstill Agreement, the non-breaching party will be entitled to equitable relief. The Merger Agreement amends these "standstill" provisions of the Company C/A so that Parent and its affiliates and representatives may take any action described in the preceding sentence that (i) involves a transaction pursuant to which Parent offers to acquire all of the Shares at not less than $13.00 per Share or (ii) at any time following (a) the commencement or public proposal to make a tender offer or exchange offer for some portion or all of the Shares (other than by Parent or any of its subsidiaries), (b) the public disclosure (or Parent learning) that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares and (c) the purchase of Shares in the Offer.

12. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, the outstanding Shares are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    The Merger Agreement further provides that, during the period from the date of the Merger Agreement and continuing until the earliest to occur of (i) the termination of the Merger Agreement, (ii) the time the designees of the Parent constitute a majority of the Company Board and (iii) the Effective Time, neither the Company nor any of its subsidiaries will (x) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing, except in connection with the repurchase of Options and Stock Units as contemplated by the Merger Agreement.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraph. Nothing in this Offer To Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, both of which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Per Share Amount.

    STOCK EXCHANGE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the total number of round lot Stockholders should fall below 400, (or 1,200 if the average monthly trading volume for the most recent 12 months is less than 100,000 Shares), (ii) the number of publicly held Shares (exclusive of holdings of officer and directors of the Company and their immediate families and other concentrated holdings of 10 percent or more (the "Excluded Holdings")) should fall below 600,000, or
(iii) the aggregate market value of the publicly held Shares (exclusive of the Excluded Holdings) should fall below $8,000,000. In the event that the Shares are no longer listed for quotation on the NYSE, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The public market for the Shares and the availability of such quotations would, however, depend on the number of Stockholders remaining at such time, the interest in maintaining a market for the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares will be adversely affected.

    The Company has advised Purchaser that, as of July 1, 1999, there were 12,405,129 Shares issued and outstanding. Purchaser intends to cause the Company to seek to delist the Shares if it acquires control of the Company.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the

Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer and subject to (and not in limitation of) Purchaser's rights or obligations with respect to extending and amending the Offer pursuant to the terms of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, payment for, any tendered Shares, and subject to the terms of the Merger Agreement, may amend or terminate the Offer, if (i) any applicable waiting period under the HSR Act or any applicable laws regulating competition, antitrust, investment or exchange controls in Germany and Mexico shall not have expired or not have been terminated prior to the expiration of the Offer, (ii) the Minimum Condition shall not have been satisfied or waived (pursuant to the Merger Agreement) prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall have occurred and be continuing:

    (A) there shall have been entered any judgment, order or injunction applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Parent or the Company, or to the Offer or the Merger, by any United States, state or foreign governmental, administrative or regulatory authority, commission, body, agency or other authority, or any court of competent jurisdiction (each, a "Governmental Entity") that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acceptance for payment of, or payment for, some or all of the Shares by Purchaser or any of its affiliates or the consummation of the Merger, (ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer,
(iii) imposes limitations on the ability of Parent, Purchaser or any other affiliate of Parent effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by it pursuant to the Offer or otherwise on all matters properly presented to the Stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger, (iv) prohibits, limits or otherwise materially adversely affects the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or in the alternative compels the Company, Parent or any of their respective subsidiaries to sell or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of the business or assets of the Company, Parent or any of their respective subsidiaries located in the United States or Canada, but only if in each case such businesses or assets accounted for, individually or in the aggregate, revenues of the Company or Parent, as the case may be, for the year ended December 31, 1998, as set forth in the respective audited financial statements for the period then ending for Parent or the Company in excess of the Revenue Amount, or (v) which otherwise would materially adversely affect the ability of the Company or Parent to consummate the Offer or the Merger or to perform any of their respective obligations under the Merger Agreement; or

    (B) there shall have been (i) any statute, rule, regulation, executive order, decree, legislation or interpretation enacted, entered, enforced, promulgated, amended, issued or deemed applicable by any Governmental Entity to
(x) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (y) the Offer or the Merger, or (ii) any action, suit or proceeding initiated by any Governmental Entity, other than the application to the Offer or the Merger of the applicable waiting periods under the HSR Act or any applicable non-United States laws regulating competition, antitrust, investment or exchange controls, that would result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (A) above; or

    (C) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with the NYSE not related to market conditions or suspensions or limitations triggered on the NYSE by price fluctuations on a single trading day) (ii) a declaration of a banking moratorium or any suspension of or material limitation on payments in respect of banks or other lending institutions by U.S., Austrian, European Community or New York authorities or any suspension or material limitation on the extension of credit (whether or not mandatory), (iii) a commencement of a war, insurrection, armed conflict or other international or national crisis other than the current hostilities in Iraq or Eastern Europe, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof not contemplated as of the date of the Merger Agreement; or

    (D) there shall have occurred any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; or

    (E) the Company Board or any committee thereof shall have (i) withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) recommended or taken a "neutral" position (except in connection with the determination by the Company Board in good faith (based on the advice of its financial advisor) that an Acquisition Proposal would, if consummated, result in a more favorable transaction than the Offer and the Merger) with respect to the approval or acceptance of an Acquisition Proposal (as defined in Item 11) from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates, (iii) taken any action referred to in Section 6.02 of the Merger Agreement that is prohibited thereby, or (iv) publicly disclosed any intention, or resolved to do, any of the foregoing; or

    (F) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Company Material Adverse Effect (as defined in the Merger Agreement) shall not be true and correct and any such representations and warranties that are not so qualified shall (i) not be true and correct and (ii) be reasonably likely to result in a Company Material Adverse Effect, in each case as if such representations and warranties were made at a time of such determination; or

    (G) the Company shall have breached any material agreement or covenant or failed to perform any material obligation to be complied with or performed by it under the Merger Agreement; or

    (H) all consents necessary to the consummation of the Offer or the Merger, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which the Company or any of its subsidiaries is subject, and consents from Governmental Entities, shall not have been obtained, other than consents the failure to obtain which is not reasonably likely to have a Company Material Adverse Effect; or

    (I) the Merger Agreement shall have been terminated in accordance with its terms; or

    (J) the Financing shall not be available to Parent and Purchaser on terms reasonably satisfactory to Parent given the structure of the Financing contemplated for the Transactions, including, without limitation, the financing contemplated to be arranged by Parent.

    The foregoing conditions are for the sole benefit of Parent and Purchaser, and may (subject to the terms of the Merger Agreement) be asserted or waived by Parent or Purchaser, in whole or in part, regardless of the circumstances (including any action or inaction by Parent or Purchaser) at any time and from time to time in the good faith discretion of Parent or Purchaser; except that nothing contained in the Merger Agreement will relieve Parent or Purchaser of its obligations thereunder. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer To Purchase. Purchaser and Parent presently contemplate that any necessary approval, or other action required to be taken, will be sought or taken, as the case may be, except as described below under "State Takeover Laws." While Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, except as otherwise expressly described in this Section 15, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities laws, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer To Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    APPRAISAL RIGHTS. No appraisal rights are available to Stockholders in connection with the Offer. However, if the Merger is consummated, a Stockholder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, that Stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Merger Consideration.

    If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of that Stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

    Failure to precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15 calendar day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. As of the date of this Offer To Purchase, it was expected that such filing would be made on or about July 19, 1999 and such waiting period would expire at 11:59 p.m. on or about August 3, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of the Company, Parent and Purchaser in this regard, see "Purpose of the Offer and the Merger; Plan for the Company; and the Merger Agreement--The Merger Agreement--Consents, Approvals and Filings" in Section 11.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of the Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See
Section 14 for certain conditions to the Offer, including conditions with respect to antitrust matters.

    The Company has informed Purchaser that the Company conducts certain operations in Germany. The Transactions are subject to the German Act Against Restraints of Competition (the "AARC") and the Transactions constitute a merger subject to merger control by the FCO. Because Parent conducts certain operations in Germany and because certain financial tests are met, the FCO must be notified prior to its completion. The appropriate filing is expected to be submitted to the FCO within the two weeks following the date of this Offer To Purchase. Under the AARC, the substantive test for clearance is whether the notified merger will create or strengthen a dominant market position and, if so, whether any such dominance is likely to be outweighed by any countervailing competitive benefits from the Merger. After filing the pre-merger notification, completion of the proposed acquisition will need to be suspended until either (i) the applicable waiting periods under the AARC have expired without the FCO having prohibited the acquisition or (ii) the FCO has notified the parties that the conditions for prohibiting the proposed acquisition are not fulfilled.

    The Company has also informed Purchaser that the Company conducts certain operations in Mexico. The Transactions would therefore be subject to the Federal Law on Economic Competition (the "FLEC") pursuant to Articles 3 and 16 of the FLEC and the Transactions constitute a merger subject to merger control by the Mexican Federal Competition Commission (the "MFCC") pursuant to Article 20 of the FLEC. A notification must be filed with the MFCC in connection with the Transactions before consummation of the Transactions in Mexico (Article 17 of the FLEC's Internal Regulations). The Merger may be consummated after filing the necessary notification but it is subject to the final ruling to be issued by the MFCC. Under the FLEC, the substantive test for a non-challenging or conditioning resolution is whether the notified merger diminishes, damages, or impedes the competition process by granting power to the acquiror to unilaterally fix prices or to substantially restrict output in the relevant market, by displacing other economic agents out of the market or impeding access to the relevant market, and by substantially allowing parties to incur in monopolistic practices. Once the notification is filed, the MFCC has 45 calendar days from the date the notification is filed or the date in which additional information requested by the MFCC is filed, to issue a final ruling in the case. This period may be extended for an additional 60 calendar days if the transaction in question requires additional analysis or review by the MFCC.

16. FEES AND EXPENSES

    Deutsche Bank Securities Inc. is acting as Dealer Manager in connection with the Offer, and affiliates of Deutsche Bank Securities Inc., Deutsche Banc Alex. Brown and Deutsche Bank AG (together with Deutsche Bank Securities Inc., "Deutsche Bank") are providing certain financial advisory services to Purchaser and Parent in connection with the Offer and the Merger. Pursuant to an engagement letter dated May 18, 1999 between Parent and Deutsche Bank, and a Dealer Manager Agreement dated July 16, 1999 between Parent, Purchaser and Deutsche Bank Securities Inc. Parent will pay Deutsche Bank customary compensation for its financial advisory services in connection with the Offer and the Merger. If the Merger Agreement is terminated and Parent or Purchaser receives a termination fee as a result of such termination, a fee equal to 20% of such termination fee will be payable to Deutsche Bank. Parent has also agreed to reimburse Deutsche Bank for the reasonable fees and disbursements of Deutsche Bank's counsel and for Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with its engagement and to indemnify Deutsche Bank and certain related persons against certain liabilities and expenses.

    In the ordinary course of its business, Deutsche Bank engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company or Parent.

    Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    Except as set forth above, neither Purchaser nor Parent will pay any fees or commission to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 7 above (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer To Purchase.

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The directors of Purchaser are Georg Obermeier and Jakob Mosser. The executive officers of Purchaser are Georg Obermeier, Jakob Mosser and John Stratman. Each of the directors and executive officers of Purchaser other than John Stratman is also an executive officer of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser who is an executive officer of Parent is set forth in the table of the directors and executive officers of Parent. Such information is set forth below for John Stratman.

                                          AGE                                PRESENT PRINCIPAL
                                         AS OF                                 OCCUPATION OR                PERIOD
NAME AND ADDRESS                     JULY 1, 1999     CITIZENSHIP            EMPLOYMENT HISTORY             SERVED
----------------------------------  ---------------  --------------  ----------------------------------  ------------
John Stratman                                 40            U.S.A.   Secretary and Treasurer of          Since June
1228 Euclid Avenue                                                   Purchaser                           1999
Cleveland, Ohio 44115                                                General Counsel and Secretary of    Since
                                                                     NARCO                               November
                                                                                                         1997
                                                                     Associate General Counsel of        July 1989-
                                                                     Wheeling-Pittsburgh Steel Corp.     October 1997

B. MEMBERS OF THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated below, (i) each individual has held his or her positions for more than the past five years and (ii) the business address of each person is Mommsengasse 35, A-1040, Vienna, Austria 43-1-50213-123. Members of the Supervisory Board are identified with a single asterisk.

                                       AGE
                                      AS OF                       PRESENT PRINCIPAL OCCUPATION OR        PERIOD
NAME AND ADDRESS                  JULY 1, 1999     CITIZENSHIP          EMPLOYMENT HISTORY               SERVED
-------------------------------  ---------------  --------------  -------------------------------  ------------------

* Walter Ressler                           67           Austria   Chairman of the Supervisory      Since July 1999
Blaasstrasse 21-23                                                Board of Parent
1190 Vienna

                                                                  Chief Executive Officer and      July 1995-June
                                                                  Chairman of the Management       1999
                                                                  Board of Parent

                                                                  Deputy Chief Executive Officer   Until June 1995
                                                                  and Vice Chairman of Management
                                                                  Board of Parent

                                       AGE
                                      AS OF                       PRESENT PRINCIPAL OCCUPATION OR        PERIOD
NAME AND ADDRESS                  JULY 1, 1999     CITIZENSHIP          EMPLOYMENT HISTORY               SERVED
-------------------------------  ---------------  --------------  -------------------------------  ------------------
* Freidrich Nemec                      66        Austria   Deputy Chairman of the       Since July
Prehausegassse GS                                          Supervisory Board of Parent  1999
A 1130 Wien
                                                           Chairman of the Supervisory  Until June
                                                           Board of Parent              1999
                                                           Chief Executive Officer of   Until
                                                           Veitsch-Radex GmbH           December
                                                                                        1994
* Maximilian Ardelt                    59        Germany   Member of the Management
VIAG AG                                                    Board of VIAG AG
Nymphenberger Str. 37
D-80325 Munich
Germany
* Erich Hampel                         48        Austria   Chairman of the Supervisory  Since
Creditanstalt AG                                           Board of Creditanstalt AG    February
Schottengasse 6                                                                         1997
1010 Vienna
Austria
                                                           Governor of Osterreichiche   February
                                                           Postsparkasse                1996-January
                                                                                        1997
                                                           Deputy Governor of           January
                                                           Osterreichiche               1985-February
                                                           Postsparkasse                1996
*Gerd Peskes                           54         German   Managing Director of Gerd
Inselstrasse 20                                            Reskes GmbH
40479 Dusseldorf
Germany
* Erhard Schaschl                      56        Austria   Chief Executive Officer of
Anastasius-grun-Gasse 49                                   Wienerberger
1180 Vienna, Austria                                       Baustoffindustrie AG
* Max Deitcher                         78         Canada   Self-employed as an
c/o #2 Westmont Square,                                    International Trade
Apt. 1701                                                  Consultant
Montreal, Quebec H3Z254
Canada
* Andreas Treichl                      47        Austria   Chief Executive Officer of   Since
Metternichgasse 10/8                                       Easte Bank                   September
Vienna 1030                                                                             1997
Austria
                                                           Member of the Board of       October
                                                           Easte Bank                   1994-September
                                                                                        1997
                                                           Chief Executive Officer of   April
                                                           Credit Lyonnais              1993-September
                                                                                        1994
* Georg Eder                           52        Austria   Employee representative of
ALL Schlossfeld 99                                         Osterreichiche-Heraklith
9911 Paterhorn                                             GmbH
Austria

                                       AGE
                                      AS OF                       PRESENT PRINCIPAL OCCUPATION OR        PERIOD
NAME AND ADDRESS                  JULY 1, 1999     CITIZENSHIP          EMPLOYMENT HISTORY               SERVED
-------------------------------  ---------------  --------------  -------------------------------  ------------------
* Josef Horn                           51        Austria   Chairman of European
Veitsch-Radex GmbH                                         Workers Counsel of Veitsch-
PO 22                                                      Radex GmbH
A-8784 Trieben
Austria
* Leopold Miedl                        53        Austria   Chairman of the Workers
                                                           Council Managers Technical
                                                           Service of Parent
* Karl Prettner                        53        Austria   Chairman of the Employees
Veitsch-Radex GmbH                                         Works Counsel of Veitsch-
9545 Rodenthein                                            Radex GmbH
Austria
Georg Obermeier                        58        Germany   Chairman of the Management   Since July
                                                           Board and Chief Executive    1999
                                                           Officer
                                                           Chairman of Management       August
                                                           Board of VIAG AG             1995-June
                                                                                        1998
                                                           Member of the Management     November
                                                           Board                        1989-July
                                                                                        1995
Jakob Mosser                           38        Austria   Member of the Management     January
1228 Euclid Avenue                                         Board of Parent              1999
Cleveland, Ohio 44115-1809
                                                           Chief Executive Officer and  Since
                                                           President of NARCO           January
                                                                                        1997
                                                           Director of Research and     Until
                                                           Development of Veitsch-      December
                                                           Radex GmbH                   1996
Andreas Meier                          36       Austrian   Member of the Management     Since
Proless 354                                                Board of Parent              January
A-8712 Niklasdorf                                                                       1999
                                                           Member of the Management     Since
                                                           Board of Veitsch-Radex GmbH  January
                                                                                        1999
                                                           Director of Marketing and    Since June
                                                           Logistics of Veitsch-Radex   1985
                                                           GmbH

                                   AGE                          PRESENT PRINCIPAL
                                  AS OF                     OCCUPATION OR EMPLOYMENT      PERIOD
NAME AND ADDRESS              JULY 1, 1999    CITIZENSHIP            HISTORY              SERVED
---------------------------  ---------------  -----------  ---------------------------  ----------
Roland Platzer                             48           Austria   Chief Financial Officer and      Since January 1999
                                                                  Member of Management Board of
                                                                  Parent
                                                                  Chief Financial Officer of       January
                                                                  Heraklith AG                     1993-December 1998
Rudolf Kanzi                               66           Austria   Member of the Management Board   Since January 1999
                                                                  of Parent
                                                                  Chairman of the Management       July 1994-
                                                                  Board of Heraklith AG            December 1998

                                                                         ANNEX A

                                     RHI AG
                     AUDITED CONSOLIDATED ACCOUNTS FOR THE
                          YEAR ENDED DECEMBER 31, 1998

                        CONSOLIDATED BALANCE SHEET 1998

                                (IN ATS MILLION)

                                                                    31.12.1998   31.12.1998   31.12.1997   31.12.1997
                                                                      ATS M.          %         ATS M.          %
                                                                    -----------  -----------  -----------  -----------
ASSETS
FIXED ASSETS
Intangible assets.................................................         146          0.8%         118          0.7%
Property, plant and equipment.....................................       6,866         37.8%       6,845         39.6%
Financial assets..................................................       1,112          6.1%         999          5.8%
                                                                    -----------       -----   -----------       -----
                                                                         8,124         44.8%       7,962         46.0%
                                                                    -----------       -----   -----------       -----
CURRENT ASSETS
Inventories.......................................................       4,076         22.5%       4,068         23.5%
Receivables and other assets
  Trade receivables...............................................       3,640         20.1%       3,741         21.6%
  Other receivables and assets....................................       1,542          8.5%       1,018          5.9%
                                                                    -----------       -----   -----------       -----
                                                                         5,182         28.6%       4,759         27.5%
                                                                    -----------       -----   -----------       -----
Securities and interests..........................................          36          0.2%          26          0.2%
Cash and cash equivalents.........................................         603          3.3%         353          2.0%
                                                                    -----------       -----   -----------       -----
                                                                         9,897         54.5%       9,206         53.2%
                                                                    -----------       -----   -----------       -----
Prepaid expenses and deferred charges.............................         127          0.7%         122          0.7%
                                                                    -----------       -----   -----------       -----
                                                                        18,148        100.0%      17,290        100.0%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----

STOCKHOLDERS' EQUITY AND LIABILITIES
STOCKHOLDERS' EQUITY
Common stock......................................................       1,392          7.9%       1,392          8.1%
Group reserves....................................................         571          3.1%         493          2.9%
Net income after minorities.......................................         680          3.7%         682          3.9%
Minority interests................................................         763          4.2%         780          4.5%
                                                                    -----------       -----   -----------       -----
                                                                         3,406         18.8%       3,347         19.4%
                                                                    -----------       -----   -----------       -----
ACCRUALS
Accruals for severance payments and pensions......................       4,343         23.9%       4,272         24.7%
                                                                    -----------       -----   -----------       -----
Other accruals....................................................       2,534         14.0%       2,521         14.6%
                                                                    -----------       -----   -----------       -----
                                                                         6,877         37.9%       6,793         39.3%
                                                                    -----------       -----   -----------       -----

PAYABLES
Financial payables................................................       4,269         23.5%       3,659         21.2%
Trade payables....................................................       1,934         10.7%       1,988         11.5%
Other payables....................................................       1,628          9.0%       1,488          8.6%
                                                                    -----------       -----   -----------       -----
                                                                         7,831         43.2%       7,135         41.3%
                                                                    -----------       -----   -----------       -----
DEFERRED INCOME...................................................          34          0.2%          15          0.1%
                                                                    -----------       -----   -----------       -----
                                                                        18,148        100.0%      17,290        100.0%
                                                                    -----------       -----   -----------       -----
Contingent liabilities............................................       1,126          6.2%       1,070          6.2%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----

                        CONSOLIDATED BALANCE SHEET 1998

                                (IN EUR MILLION)

                                                                    31.12.1998   31.12.1998   31.12.1997   31.12.1997
                                                                      EUR M.          %         EUR M.          %
                                                                    -----------  -----------  -----------  -----------
ASSETS
FIXED ASSETS
Intangible assets.................................................        10.6          0.8%         8.6          0.7%
Property, plant and equipment.....................................       499.0         37.8%       497.4         39.6%
Financial assets..................................................        80.8          6.1%        72.6          5.8%
                                                                    -----------       -----   -----------       -----
                                                                         590.4         44.8%       578.6         46.0%
                                                                    -----------       -----   -----------       -----

CURRENT ASSETS
Inventories.......................................................       296.2         22.5%       295.6         23.5%
Receivables and other assets
  Trade receivables...............................................       264.5         20.1%       271.9         21.6%
  Other receivables and assets....................................       112.1          8.5%        74.0          5.9%
                                                                    -----------       -----   -----------       -----
                                                                         376.6         28.6%       345.9         27.5%
                                                                    -----------       -----   -----------       -----
Securities and interests..........................................         2.6          0.2%         1.9          0.2%
Cash and cash equivalents.........................................        43.8          3.3%        25.7          2.0%
                                                                    -----------       -----   -----------       -----
                                                                         719.2         54.5%       669.0         53.2%
                                                                    -----------       -----   -----------       -----
PREPAID EXPENSES AND DEFERRED CHARGES.............................         9.2          0.7%         8.9          0.7%
                                                                       1,318.9        100.0%     1,256.5        100.0%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----

                                                                    31.12.1998   31.12.1998   31.12.1997   31.12.1997
                                                                      EUR M.          %         EUR M.          %
                                                                    -----------  -----------  -----------  -----------
STOCKHOLDERS' EQUITY AND LIABILITIES
STOCKHOLDERS' EQUITY
Common stock......................................................       101.2          7.9%       101.2          8.1%
Group reserves....................................................        41.5          3.1%        35.8          2.9%
Net income after minorities.......................................        49.4          3.7%        49.6          3.9%
Minority interests................................................        55.4          4.2%        56.7          4.5%
                                                                    -----------       -----   -----------       -----
                                                                         247.5         18.8%       243.2         19.4%
                                                                    -----------       -----   -----------       -----

ACCRUALS
Accruals for severance payments and pensions......................       315.6         23.9%       310.5         24.7%
                                                                    -----------       -----   -----------       -----
Other accruals....................................................       184.2         14.0%       183.2         14.6%
                                                                    -----------       -----   -----------       -----
                                                                         499.8         37.9%       493.7         39.3%
                                                                    -----------       -----   -----------       -----

PAYABLES
Financial payables................................................       310.2         23.5%       265.9         21.2%
Trade payables....................................................       140.5         10.7%       144.5         11.5%
                                                                    -----------       -----   -----------       -----
Other payables....................................................       118.3          9.0%       108.1          8.6%
                                                                    -----------       -----   -----------       -----
                                                                         569.1         43.2%       518.5         41.3%
                                                                    -----------       -----   -----------       -----
DEFERRED INCOME...................................................         2.5          0.2%         1.1          0.1%
                                                                    -----------       -----   -----------       -----
                                                                       1,318.9        100.0%     1,256.5        100.0%
                                                                    -----------       -----   -----------       -----
Contingent liabilities............................................        81.8          6.2%        77.8          6.2%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----

                           INCOME STATEMENT RHI GROUP

                                 IN ATS MILLION

                                                                 31. 12.                     31. 12.
                                                                  1998      31. 12. 1998      1997      31. 12. 1997
                                                                 ATS M.           %          ATS M.           %
                                                               -----------  -------------  -----------  -------------
SALES REVENUE................................................      22,188         100.0%       21,455         100.0%
Changes in inventories and services not yet invoiced.........        (260)         (1.2%)         204           1.0%
Other own work capitalized...................................          88           0.4%           67           0.3%
                                                               -----------        -----    -----------        -----
OPERATING PERFORMANCE........................................      22,016          99.2%       21,726         101.3%
Other operating income.......................................       1,333           6.0%        1,053           4.9%
Cost of material and other production service................      (9,912)        (44.7%)      (9,587)        (44.7%)
Personnel expenses...........................................      (6,793)        (30.6%)      (6,625)        (30.9%)
Depreciation and amortization................................        (913)         (4.1%)        (917)         (4.3%)
Other operating expenses.....................................      (4,616)        (20.8%)      (4,535)        (21.1%)
OPERATING RESULT.............................................       1,115           5.0%        1,115           5.2%
                                                               -----------        -----    -----------        -----
Interest result..............................................        (202)         (0.9%)        (204)         (1.0%)
Other financial results......................................          (1)         (0.0%)         (25)         (0.1%)
FINANCIAL RESULTS............................................        (203)         (0.9%)        (229)         (1.1%)
                                                               -----------        -----    -----------        -----
RESULT FROM ORDINARY ACTIVITIES..............................         912           4.1%          887           4.1%
                                                               -----------        -----    -----------        -----
Extraordinary expenses.......................................        (103)         (0.5%)           0           0.0%
                                                               -----------        -----    -----------        -----
EXTRAORDINARY RESULTS........................................        (103)         (0.5%)           0           0.0%
                                                               -----------        -----    -----------        -----
Income taxes.................................................         (69)         (0.3%)        (160)         (0.7%)
                                                               -----------        -----    -----------        -----
NET INCOME...................................................         740           3.3%          727           3.4%
                                                               -----------        -----    -----------        -----
Minority interests...........................................         (60)         (0.3%)         (45)         (0.2%)
                                                               -----------        -----    -----------        -----
NET INCOME AFTER MINORITIES..................................         680           3.1%          682           3.2%
                                                               -----------        -----    -----------        -----
                                                               -----------        -----    -----------        -----

                           INCOME STATEMENT RHI GROUP

                                 IN EUR MILLION

                                                                 31. 12.                     31. 12.
                                                                  1998      31. 12. 1998      1997      31. 12. 1997
                                                                 EUR M.           %          EUR M.           %
                                                               -----------  -------------  -----------  -------------
SALES REVENUE................................................     1,612.5         100.0%      1,559.2         100.0%
Changes in inventories and services not yet invoiced.........       (18.9)         (1.2%)        14.8           1.0%
Other own work capitalized...................................         6.4           0.4%          4.9           0.3%
                                                               -----------        -----    -----------        -----
OPERATING PERFORMANCE........................................     1,600.0          99.2%      1,578.9         101.3%
Other operating income.......................................        96.9           6.0%         76.5           4.9%
Cost of material and other production service................      (720.3)        (44.7%)      (696.7)        (44.7%)
Personnel expenses...........................................      (493.7)        (30.6%)      (481.5)        (30.9%)
Depreciation and amortization................................       (66.4)         (4.1%)       (66.6)         (4.3%)
Other operating expenses.....................................      (335.5)        (20.8%)      (329.6)        (21.1%)
OPERATING RESULT.............................................        81.0           5.0%         81.0           5.2%
                                                               -----------        -----    -----------        -----
Interest result..............................................       (14.7)         (0.9%)       (14.8)         (1.0%)
Other financial results......................................        (0.1)         (0.0%)        (1.8)         (0.1%)
FINANCIAL RESULTS............................................       (14.8)         (0.9%)       (16.6)         (1.1%)
                                                               -----------        -----    -----------        -----
RESULT FROM ORDINARY ACTIVITIES..............................        66.3           4.1%         64.5           4.1%
                                                               -----------        -----    -----------        -----
Extraordinary expenses.......................................        (7.5)         (0.5%)         0.0           0.0%
                                                               -----------        -----    -----------        -----
EXTRAORDINARY RESULTS........................................        (7.5)         (0.5%)         0.0          0.05%
                                                               -----------        -----    -----------        -----
Income taxes.................................................        (5.0)         (0.3%)       (11.6)         (0.7%)
                                                               -----------        -----    -----------        -----
NET INCOME...................................................        53.8           3.3%         52.8           3.4%
                                                               -----------        -----    -----------        -----
Minority interests...........................................        (4.4)         (0.3%)        (3.3)         (0.2%)
                                                               -----------        -----    -----------        -----
NET INCOME AFTER MINORITIES..................................        49.4           3.1%         49.6           3.2%
                                                               -----------        -----    -----------        -----
                                                               -----------        -----    -----------        -----

                    RHI CONSOLIDATED STATEMENTS OF CASH FLOW

                                 IN ATS MILLION

                                                                                                   1998       1997
                                                                                                 ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES
Net income.....................................................................................        740        727
Depreciation, depletion and amortization.......................................................      1,016        918
Write-offs on financial assets.................................................................          7         42
Allocation of long-term accruals...............................................................         97        133
Result from disposal of fixed assets...........................................................       (210)      (249)
                                                                                                 ---------  ---------
CASH FLOW FROM RESULTS.........................................................................      1,650      1,571
                                                                                                 ---------  ---------
CHANGES IN WORKING CAPITAL
Increase in inventories, prepayments and prepaid expenses and deferred charges.................       (137)      (101)
Increase in prepayments received and deferred income...........................................         97         36
(Increase) / decrease in trade receivables, trade receivables group and other reveivables and
  assets.......................................................................................       (172)       312
(Increase) / (decrease) of trade payables, notes payable, trade payables group and other
  payables.....................................................................................        (91)        96
Decrease in short-term accruals................................................................        (29)      (277)
Undistributed earnings of affiliates...........................................................          0         (7)
                                                                                                 ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES............................................................      1,318      1,630
                                                                                                 ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditure............................................................................       (985)      (750)
Acquisitions of consolidated companies.........................................................       (489)      (592)
Proceeds from sale of consolidated companies...................................................          7         57
Acquisitions of unconsolidated companies.......................................................        (79)      (156)
Proceeds from sale of unconsolidated companies.................................................          0          2
Investments in other financial assets..........................................................       (513)      (133)
Proceeds from the disposal of property, plant and equipment, intangible assets and other
  financial assets.............................................................................        856        509
                                                                                                 ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES............................................................     (1,203)    (1,063)
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid to stockholders of RHI..........................................................       (223)      (209)
Dividends paid to minorities...................................................................        (24)       (38)
                                                                                                 ---------  ---------
DIVIDENDS PAID TO STOCKHOLDERS AND MINORITIES..................................................       (247)      (247)
                                                                                                 ---------  ---------
Revenue from / (repayments of) loans, long term borrowings and subsidies.......................       (650)       184
Increase in group financial receivables........................................................        (51)       (42)
Changes in short-term borrowings increase / (decrease).........................................      1,103       (679)
(Decrease) / increase in group financial payables..............................................        (80)        37
                                                                                                 ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES............................................................         75       (747)
                                                                                                 ---------  ---------
CHANGES IN STOCKHOLDERS' EQUITY NOT AFFECTING THE INCOME STATEMENT DUE TO CONSOLIDATION
  MEASURES.....................................................................................         44          4
CASH FLOW FROM OPERATING ACTIVITIES............................................................      1,318      1,630
CASH FLOW FROM INVESTITING ACTIVITIES..........................................................     (1,203)    (1,063)
CASH FLOW FROM FINANCING ACTIVITIES............................................................         75       (747)
CHANGES IN STOCKHOLDERS' EQUITY NOT AFFECTING THE INCOME STATEMENT.............................         44          4
                                                                                                 ---------  ---------
CHANGES IN CASH AND CASH EQUIVALENTS...........................................................        234       (176)
Cash and cash equivalents at beginning of the year.............................................        353        511
Cash and cash equivalents due to foreign currency translation..................................         16         18
Cash and cash equivalents at end of year.......................................................        603        353
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                    RHI CONSOLIDATED STATEMENTS OF CASH FLOW

                                 IN EUR MILLION

                                                                                                      1998       1997
                                                                                                    ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES
Net income........................................................................................       53.8       52.8
Depreciation, depletion and amortization..........................................................       73.8       66.7
Write-offs on financial assets....................................................................        0.5        3.1
Allocation of long-term accruals..................................................................        7.0        9.7
Result from disposal of fixed assets..............................................................      (15.3)     (18.1)
                                                                                                    ---------  ---------
CASH FLOW FROM RESULTS............................................................................      119.9      114.2
                                                                                                    ---------  ---------
CHANGES IN WORKING CAPITAL
Increase in inventories, prepayments and prepaid expenses and deferred charges....................      (10.0)      (7.3)
Increase in prepayments received and deferred income..............................................        7.0        2.6
(Increase) / decrease in trade receivables, trade receivables group and other reveivables and
  assets..........................................................................................      (12.5)      22.7
(Increase) / (decrease) of trade payables, notes payable, trade payables group and other
  payables........................................................................................       (6.6)       7.0
Decrease in short-term accruals...................................................................       (2.1)     (20.1)
Undistributed earnings of affiliates..............................................................        0.0       (0.5)
                                                                                                    ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES...............................................................       95.8      118.5
                                                                                                    ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditure...............................................................................      (71.6)     (54.5)
Acquisitions of consolidated companies............................................................      (35.5)     (43.0)
Proceeds from sale of consolidated companies......................................................        0.5        4.1
Acquisitions of unconsolidated companies..........................................................       (5.7)     (11.3)
Proceeds from sale of unconsolidated companies....................................................        0.0        0.1
Investments in other financial assets.............................................................      (37.3)      (9.7)
Proceeds from the disposal of property, plant and equipment, intangible assets and other financial
  assets..........................................................................................       62.2       37.0
                                                                                                    ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES...............................................................      (87.4)     (77.3)
                                                                                                    ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid to stockholders of RHI.............................................................      (16.2)     (15.2)
Dividends paid to minorities......................................................................       (1.7)      (2.8)
                                                                                                    ---------  ---------
DIVIDENDS PAID TO STOCKHOLDERS AND MINORITIES.....................................................      (18.0)     (18.0)
                                                                                                    ---------  ---------
Revenue from / (repayments of) loans, long term borrowings and subsidies..........................      (47.2)      13.4
Increase in group financial receivables...........................................................       (3.7)      (3.1)
Changes in short-term borrowings increase / (decrease)............................................       80.2      (49.3)
(Decrease) / increase in group financial payables.................................................       (5.8)       2.7
                                                                                                    ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES...............................................................        5.5      (54.3)
CHANGES IN STOCKHOLDERS' EQUITY NOT AFFECTING THE INCOME STATEMENT DUE TO CONSOLIDATION
  MEASURES........................................................................................        3.2        0.3
CASH FLOW FROM OPERATING ACTIVITIES...............................................................       95.8      118.5
CASH FLOW FROM INVESTITING ACTIVITIES.............................................................      (87.4)     (77.3)
CASH FLOW FROM FINANCING ACTIVITIES...............................................................        5.5      (54.3)
CHANGES IN STOCKHOLDERS' EQUITY NOT AFFECTING THE INCOME STATEMENT................................        3.2        0.3
                                                                                                    ---------  ---------
CHANGES IN CASH AND CASH EQUIVALENTS..............................................................       17.0      (12.8)
Cash and cash equivalents at beginning of the year................................................       25.7       37.1
Cash and cash equivalents due to foreign currency translation.....................................        1.2        1.3
Cash and cash equivalents at end of year..........................................................       43.8       25.7
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

                              KEY DATA BY DIVISION

1998 (IN ATS M.)                         REFRACTORIES  ENGINEERING   INSULATING    WATERPROOFING   CONSOLIDATION(1)    RHI GROUP
---------------------------------------  -----------  -------------  -----------  ---------------  -----------------  -----------
External sales.........................      15,745         2,136         2,216          2,087                 4          22,188
Internal sales.........................         144            11            47             18              (220)
Sales revenue..........................      15,889         2,147         2,263          2,105              (216)         22,188
Operating result (EBIT)................         864            79           129             46                (2)          1,115
EBT....................................         686            93           108             43               (18)            912
EBIT margin............................         5.4%          3.7%          5.7%           2.2%                              5.0%
ROS....................................         4.3%          4.3%          4.8%           2.0%                              4.1%
Cash flow from results.................       1,218           103         n. a.          n. a.             n. a.           1,650
Capital expenditure....................         739            25           134             45                42             985
Employees (average)....................       7,491           423         1,669            739                90          10,412

1997 (IN ATS M.)                         REFRACTORIES  ENGINEERING   INSULATING    WATERPROOFING   CONSOLIDATION(1)    RHI GROUP
---------------------------------------  -----------  -------------  -----------  ---------------  -----------------  -----------
External sales.........................      15,656         1,790         1,747          2,215                47          21,455
Internal sales.........................         117             8            39              0              (164)
Sales revenue..........................      15,773         1,798         1,786          2,215              (117)         21,455
Operating result (EBIT)................         895             2           129             72                17           1,115
EBT....................................         702             8           111             70                (4)            887
EBIT margin............................         5.7%          0.1%          7.2%           3.3%                              5.2%
ROS....................................         4.5%          0.4%          6.2%           3.2%                              4.1%
Cash flow from results.................       1,229           (14)        n. a.          n. a.             n. a.           1,571
Capital expenditure....................         592            24            68             45                21             750
Employees (average)....................       7,434           471         1,150            755                98           9,908

------------------------

(1) This column contains the respective sum of other activities, overheads and consolidation measures.

                              KEY DATA BY DIVISION

1998 (IN EUR M.)                         REFRACTORIES  ENGINEERING   INSULATING    WATERPROOFING   CONSOLIDATION(1)    RHI GROUP
---------------------------------------  -----------  -------------  -----------  ---------------  -----------------  -----------
External sales.........................     1,144.2         155.2         161.0          151.7               0.3         1,612.5
Internal sales.........................        10.5           0.8           3.4            1.3             (16.0)
Sales revenue..........................     1,154.7         156.0         164.5          153.0             (15.7)        1,612.5
Operating result (EBIT)................        62.8           5.7           9.4            3.3              (0.2)           81.0
EBT....................................        49.9           6.8           7.8            3.1              (1.3)           66.3
EBIT margin............................         5.4%          3.7%          5.7%           2.2%                              5.0%
ROS....................................         4.3%          4.3%          4.8%           2.0%                              4.1%
Cash flow from results.................        88.5           7.5         n. a.          n. a.             n. a.           120.0
Capital expenditure....................        53.7           1.8           9.7            3.3               3.1            71.6
Employees (average)....................       7,491           423         1,669            739                90          10,412

1997 (IN EUR M.)                         REFRACTORIES  ENGINEERING   INSULATING    WATERPROOFING   CONSOLIDATION(1)    RHI GROUP
---------------------------------------  -----------  -------------  -----------  ---------------  -----------------  -----------
External sales.........................     1,137.8         130.1         127.0          161.0               3.4         1,559.2
Internal sales.........................         8.5           0.6           2.8            0.0             (11.9)
Sales revenue..........................     1,146.3         130.7         129.8          161.0              (8.5)        1,559.2
Operating result (EBIT)................        65.0           0.1           9.4            5.2               1.2            81.0
EBT....................................        51.0           0.6           8.1            5.1              (0.3)           64.5
EBIT margin............................         5.7%          0.1%          7.2%           3.3%                              5.2%
ROS....................................         4.5%          0.4%          6.2%           3.2%                              4.1%
Cash flow from results.................        89.3          (1.0)        n. a.          n. a.             n. a.           114.2
Capital expenditure....................        43.0           1.7           4.9            3.3               1.5            54.5
Employees (average)....................       7,434           471         1,150            755                98           9,908

------------------------

(1) This column contains the respective sum of other activities, overheads and consolidation measures.

                              RHI GROUP--KEY DATA

                                 IN ATS MILLION

EARNINGS                                             1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Sales revenue....................................     22,188         3.4%     21,455     21,005     21,691     10,626
Cost of material and services....................      9,912         3.4%      9,587      9,021      9,936      4,596
Personnel expenses...............................      6,793         2.5%      6,625      6,474      6,648      3,410
Depreciation and amortization....................        913        -0.4%        917        939        933        549
Operating result (EBIT)..........................      1,115         0.0%      1,115        911        722        378
Result from ordinary activities (EBT)............        912         2.9%        887        674        577        336
Net income / shortfall...........................        740         1.8%        727        582        467        167
Net income after minorities......................        680        -0.3%        682        508        418         64

CASH FLOW                                            1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Cash flow from results...........................      1,650         5.0%      1,571      1,548      1,495        886
Cash flow from operating activities..............      1,318       -19.1%      1,630      2,481      1,664      1,189

NET WORTH AND FINANCIAL POSITION                     1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Capital expenditure..............................        985        31.3%        750        916      1,038        677
Fixed assets.....................................      8,124         2.0%      7,961      7,914      7,675      5,132
Current assets...................................     10,024         7.5%      9,329      9,245     10,275      5,935
Stockholders' equity.............................      3,406         1.8%      3,347      3,516      3,188      2,096
Loan capital.....................................     14,742         5.7%     13,943     13,643     14,762      8,972
--short-term(1)..................................      5,999        -9.5%      6,632      6,786      6,797      5,486
--long-term(2)...................................      8,743        19.6%      7,311      6,857      7,965      3,486
Total balance sheet..............................     18,148         5.0%     17,290     17,159     17,950     11,068
Financial payables (net).........................      3,666        10.9%      3,305      3,518      4,042      2,792

EMPLOYEES                                            1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Number (average).................................     10,412         5.1%      9,908     10,752     11,297      5,268

RATIOS                                               1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings per share (in ATS)(3)...................         49        -0.3%         49         36         30          9
Cash flow per share (in ATS)(4)..................         95       -19.1%        117        178        120        172
EBIT margin (in %)...............................        5.0        -3.3%        5.2        4.3        3.3        3.6
ROS (in %)(5)....................................        4.1        -0.5%        4.1        3.2        2.7        3.2
Cash flow / sales revenue (in %).................        5.9       -21.8%        7.6       11.8        7.7       11.2
Return on capital employed (in %)(6).............       10.3        -4.6%       10.8
Sales revenue per employee (in ATS 1,000)........    2,131.0        -1.6%      2,165      1,954      1,932      2,017
Personnel expenses per employee (in ATS 1,000)...        652        -2.4%        669        602        588        647
Equity ratio (in %)..............................       18.8        -3.1%       19.4       20.5       17.8       18.9
Net gearing (ratio) (in %).......................      107.6         9.0%       98.7      100.0      126.8      133.2

RHI AG                                               1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Share capital....................................      1,392         0.0%      1,392      1,392      1,392        693
Dividend payout..................................        223         0.0%        223        209        195         69
Dividend per share (in ATS)......................         18         0.0%         16         15         14         10

                              RHI GROUP--KEY DATA

EARNINGS                                             1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Sales revenue....................................    1,612.5         3.4%    1,559.2    1,526.5    1,576.4      772.2
Cost of material and services....................      720.3         3.4%      696.7      655.6      722.1      334.0
Personnel expenses...............................      493.6         2.5%      481.5      470.5      483.1      247.8
Depreciation and amortization....................       66.4        -0.4%       66.6       68.3       67.8       39.9
Operating result (EBIT)..........................       81.0         0.0%       81.0       66.2       52.5       27.5
Result from ordinary activities (EBT)............       66.3         2.9%       64.5       49.0       41.9       24.4
Net income / shortfall...........................       53.8         1.8%       52.8       42.3       33.9       12.1
Net income after minorities......................       49.4        -0.3%       49.6       36.9       30.4        4.7


CASH FLOW                                            1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Cash flow from results...........................      119.9         5.0%      114.2      112.5      108.6       64.4
Cash flow from operating activities..............       95.8       -19.1%      118.5      180.3      120.9       86.4

NET WORTH AND FINANCIAL POSITION                     1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Capital expenditure..............................       71.6        31.3%       54.5       66.6       75.4       49.2
Fixed assets.....................................      590.4         2.0%      578.5      575.2      557.8      373.0
Current assets...................................      728.5         7.5%      678.0      671.9      746.7      431.3
Stockholders' equity.............................      247.5         1.8%      243.2      255.5      231.7      152.3
Loan capital.....................................    1,071.3         5.7%    1,013.3      991.5    1,072.8      652.0
--short-term(7)..................................      436.0        -9.5%      482.0      493.2      494.0      398.7
--long-term(8)...................................      635.4        19.6%      531.3      498.3      578.8      253.3
Total balance sheet..............................    1,318.9         5.0%    1,256.5    1,247.0    1,304.5      804.3
Financial payables (net).........................      266.4        10.9%      240.2      255.7      293.7      202.9

EMPLOYEES                                            1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Number (average).................................     10,412         5.1%      9,908     10,752     11,297      5,268

RATIOS                                               1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings per share (in EUR)(9)...................       3.55        -0.3%       3.56       2.65       2.18       0.67
Cash flow per share (in EUR)(10).................       6.88       -19.1%       8.51      12.95       8.69      12.47
EBIT margin (in %)...............................        5.0        -3.3%        5.2        4.3        3.3        3.6
ROS (in %)(11)...................................        4.1        -0.5%        4.1        3.2        2.7        3.2
Cash flow / sales revenue (in %).................        5.9       -21.8%        7.6       11.8        7.7       11.2
Return on capital employed (in %)(12)............       10.3        -4.6%       10.8
Sales revenue per employee (in EUR 1,000)........      154.9        -1.6%      157.4      142.0      139.5      146.6
Personnel expenses per employee (in EUR 1,000)...       47.4        -2.4%       48.6       43.8       42.8       47.0
Equity ratio (in %)..............................       18.8        -3.1%       19.4       20.5       17.8       18.9
Net gearing (ratio) (in %).......................      107.6         9.0%       98.7      100.0      126.8      133.2

RHI AG                                               1998       CHANGE       1997       1996       1995       1994
-------------------------------------------------  ---------  -----------  ---------  ---------  ---------  ---------
Share capital....................................      101.2         0.0%      101.2      101.2      101.2       50.4
Dividend payout..................................       16.2         0.0%       16.2       15.2       14.2        5.0
Dividend per share (in EUR)......................       1.16         0.0%       1.16       1.09       1.02       0.73

Exchange rate: 1 EURO = ATS 13.7603

                              RHI GROUP--KEY DATA

(1)   loan capital with a term > 1 year

(2)   loan capital with a term < 1 year

(3) Earnings per share = net income after minorities/number of shares at year-end

(4) Cash flow per share = cash flow from operating activities/number of shares at year-end

(5)   Return on sales (ROS) = EBT/sales revenue

(6) Return on capital employed (ROCE) = (Cash flow from results + interest expenses + cash expenditure for social capital--capital expenditure to mainatain substance) / DEG. (fixed assets + net current assets + goodwill)

(7)   loan capital with a term > 1 year

(8)   loan capital with a term < 1 year

(9) Earnings per share = net income after minorities/number of shares at year-end

(10) Cash flow per share = cash flow from operating activities/number of shares at year-end

(11)  Return on sales (ROS) = EBT/sales revenue

(12) Return on capital employed (ROCE) = (Cash flow from results + interest expenses + cash expenditure for social capital--capital expenditure to mainatain substance) / DEG. (fixed assets + net current assets + goodwill)

                                                                         ANNEX B

                                     RHI AG
                UNAUDITED INTERIM CONSOLIDATED ACCOUNTS FOR THE
                       THREE MONTHS ENDED MARCH 31, 1999

                    RHI CONSOLIDATED BALANCE SHEET Q1 / 1999

                                (SHORT VERSION)

                                 IN ATS MILLION

                                                                    31.03.1999   31.03.1999   31.03.1998   31.03.1998
                                                                       ATS M          %          ATS M          %
                                                                    -----------  -----------  -----------  -----------
ASSETS
Intangible assets and property, plant and equipment...............       7,247         37.5%       6,898         38.2%
Financial assets..................................................         903          4.7%         996          5.5%
                                                                    -----------       -----   -----------       -----
TOTAL FIXED ASSETS................................................       8,150         42.1%       7,894         43.7%
                                                                    -----------       -----   -----------       -----
Inventories.......................................................       4,289         22.2%       4,418         24.5%
Receivables and other assets (incl. prepaid expenses and deferred
  charges)........................................................       6,286         32.5%       5,230         29.0%
Securities and interests, cash and cash equivalents...............         621          3.2%         516          2.9%
                                                                    -----------       -----   -----------       -----
TOTAL CURRENT ASSETS (INCL. PREPAID EXPENSES AND DEFERRED
  CHARGES)........................................................      11,196         57.9%      10,164         56.3%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----
STOCKHOLDERS' EQUITY AND LIABILITIES
Common stock, group reserves and net income for the period........       2,485         12.8%       2,445         13.5%
Minority interests................................................         749          3.9%         531          2.9%
                                                                    -----------       -----   -----------       -----
TOTAL STOCKHOLDERS' EQUITY........................................       3,234         16.7%       2,976         16.5%
                                                                    -----------       -----   -----------       -----
Accruals for severance payments and pensions......................       4,380         22.6%       4,325         24.0%
Other accruals....................................................       2,817         14.6%       2,759         15.3%
                                                                    -----------       -----   -----------       -----
TOTAL ACCRUALS....................................................       7,197         37.2%       7,084         39.2%
                                                                    -----------       -----   -----------       -----
Financial payables................................................       5,567         28.8%       4,525         25.1%
Trade payables and other payables (incl. deferred income).........       3,348         17.3%       3,473         19.2%
                                                                    -----------       -----   -----------       -----
TOTAL PAYABLES (INCL. DEFERRED INCOME)............................       8,915         46.1%       7,998         44.3%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----
Balance sheet total...............................................      19,346        100.0%      18,058        100.0%
                                                                    -----------       -----   -----------       -----

                    RHI CONSOLIDATED BALANCE SHEET Q1 / 1999

                                (SHORT VERSION)

                                 IN EUR MILLION

                                                                    31.03.1999   31.03.1999   31.03.1998   31.03.1998
                                                                       EUR M          %          EUR M          %
                                                                    -----------  -----------  -----------  -----------
ASSETS
Intangible assets and property, plant and equipment...............       526.7         37.5%       501.3         38.2%
Financial assets..................................................        65.6          4.7%        72.4          5.5%
                                                                    -----------       -----   -----------       -----
TOTAL FIXED ASSETS................................................       592.3         42.1%       573.7         43.7%
                                                                    -----------       -----   -----------       -----
Inventories.......................................................       311.7         22.2%       321.1         24.5%
Receivables and other assets (incl. prepaid expenses and deferred
  charges)........................................................       456.9         32.5%       380.1         29.0%
Securities and interests, cash and cash equivalents...............        45.1          3.2%        37.5          2.9%
                                                                    -----------       -----   -----------       -----
TOTAL CURRENT ASSETS (INCL. PREPAID EXPENSES AND DEFERRED
  CHARGES)........................................................       813.6         57.9%       738.6         56.3%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----
STOCKHOLDERS' EQUITY AND LIABILITIES
Common stock, group reserves and net income for the period........       180.6         12.8%       177.7         13.5%
Minority interests................................................        54.4          3.9%        38.6          2.9%
                                                                    -----------       -----   -----------       -----
TOTAL STOCKHOLDERS' EQUITY........................................       235.0         16.7%       216.3         16.5%
                                                                    -----------       -----   -----------       -----
Accruals for severance payments and pensions......................       318.3         22.6%       314.3         24.0%
Other accruals....................................................       204.7         14.6%       200.5         15.3%
                                                                    -----------       -----   -----------       -----
TOTAL ACCRUALS....................................................       523.0         37.2%       514.8         39.2%
                                                                    -----------       -----   -----------       -----
Financial payables................................................       404.6         28.8%       328.8         25.1%
Trade payables and other payables
  (incl. deferred income).........................................       243.3         17.3%       252.4         19.2%
                                                                    -----------       -----   -----------       -----
TOTAL PAYABLES (INCL. DEFERRED INCOME)............................       647.9         46.1%       581.2         44.3%
                                                                    -----------       -----   -----------       -----
                                                                    -----------       -----   -----------       -----
Balance sheet total...............................................     1,405.9        100.0%     1,312.3        100.0%
                                                                    -----------       -----   -----------       -----

                  RHI CONSOLIDATED INCOME STATEMENT Q1 / 1999

                                (SHORT VERSION)

                                 IN ATS MILLION

                                                                    31.03.1999   31.03.1999   31.03.1998   31.03.1998
                                                                       ATS M          %          ATS M          %
                                                                    -----------  -----------  -----------  -----------
Sales revenue.....................................................       4,988        100.0%       5,254        100.0%
Change in inventories and own work................................        (105)        (2.1%)        152          2.9%
                                                                    -----------       -----   -----------       -----
OPERATING PERFORMANCE.............................................       4,883         97.9%       5,406        102.9%
                                                                    -----------       -----   -----------       -----
Other operating income............................................         172          3.4%         111          2.1%
Cost of material..................................................      (2,140)       (42.9%)     (2,306)        (439%)
Personnel expenses................................................      (1,632)       (32.7%)     (1,705)       (32.5%)
Depreciation and amortization.....................................        (242)        (4.9%)       (229)        (4.4%)
Other operating expenses..........................................      (1,083)       (21.7%)     (1,152)       (21.9%)
                                                                    -----------       -----   -----------       -----
OPERATING RESULT (EBIT)...........................................         (42)        (0.8%)        125          2.4%
                                                                    -----------       -----   -----------       -----
Interest result...................................................         (54)        (1.1%)        (52)        (1.0%)
Investment result and other financial results.....................           0          0.0%           0          0.0%
FINANCIAL RESULT..................................................         (54)        (1.1%)        (52)        (1.0%)
                                                                    -----------       -----   -----------       -----
RESULT FROM ORDINARY ACTIVITIES...................................         (96)        (1.9%)         73          1.4%
                                                                    -----------       -----   -----------       -----
Extraordinary result..............................................           0          0.0%           0          0.0%
Income taxes......................................................         (26)        (0.5%)        (31)        (0.6%)
                                                                    -----------       -----   -----------       -----
NET RESULT FOR THE PERIOD.........................................        (122)        (2.4%)         42          0.8%
                                                                    -----------       -----   -----------       -----
Minority interests................................................         (10)        (0.2%)         (4)        (0.1%)
                                                                    -----------       -----   -----------       -----
NET INCOME/LOSS AFTER MINORITIES..................................        (132)        (2.6%)         38          0.7%
                                                                    -----------       -----   -----------       -----

                  RHI CONSOLIDATED INCOME STATEMENT Q1 / 1999

                                (SHORT VERSION)

                                 IN EUR MILLION

                                                                    31.03.1999   31.03.1999   31.03.1998   31.03.1998
                                                                       EUR M          %          EUR M          %
                                                                    -----------  -----------  -----------  -----------
Sales revenue.....................................................       362.5        100.0%       381.8        100.0%
Change in inventories and own work................................        (7.6)        (2.1%)       11.0          2.9%
                                                                    -----------       -----   -----------       -----
OPERATING PERFORMANCE.............................................       354.9         97.9%       392.9        102.9%
                                                                    -----------       -----   -----------       -----
Other operating income............................................        12.5          3.4%         8.1          2.1%
Cost of material..................................................      (155.5)       (42.9%)     (167.6)       (43.9%)
Personnel expenses................................................      (118.6)       (32.7%)     (123.9)       (32.5%)
Depreciation and amortization.....................................       (17.6)        (4.9%)      (16.6)        (4.4%)
Other operating expenses..........................................       (78.7)       (21.7%)      (83.7)       (21.9%)
                                                                    -----------       -----   -----------       -----
OPERATING RESULT (EBIT)...........................................        (3.1)        (0.8%)        9.1          2.4%
                                                                    -----------       -----   -----------       -----
Interest result...................................................        (3.9)        (1.1%)       (3.8)        (1.0%)
Investment result and other financial results.....................         0.0          0.0%        (0.0)        (0.0%)
FINANCIAL RESULT..................................................        (3.9)        (1.1%)       (3.8)        (1.0%)
                                                                    -----------       -----   -----------       -----
Result from ordinary activities...................................        (7.0)        (1.9%)        5.3          1.4%
                                                                    -----------       -----   -----------       -----
Extraordinary result..............................................         0.0          0.0%         0.0          0.0%
Income taxes......................................................        (1.9)        (0.5%)       (2.3)        (0.6%)
                                                                    -----------       -----   -----------       -----
NET RESULT FOR THE PERIOD.........................................        (8.9)        (2.4%)        3.1          0.8%
                                                                    -----------       -----   -----------       -----
Minority interests................................................        (0.7)        (0.2%)       (0.3)        (0.1%)
                                                                    -----------       -----   -----------       -----
NET INCOME/LOSS AFTER MINORITIES..................................        (9.6)        (2.6%)        2.8          0.7%
                                                                    -----------       -----   -----------       -----

                 RHI CONSOLIDATED CASH FLOW STATEMENT Q1 / 1999
                                (SHORT VERSION)
                                   IN MILLION

                                                                              Q1/1999      Q1/1999      Q1/1998      Q1/1998
                                                                            -----------  -----------  -----------  -----------
                                                                                ATS          EUR          ATS          EUR
Cash flow from results....................................................         120          8.7          321         23.3
                                                                                 -----        -----          ---        -----
Changes in working capital................................................        (783)       (56.9)        (508)       (36.9)
                                                                                 -----        -----          ---        -----
Cash flow from operating activities.......................................        (663)       (48.2)        (187)       (13.6)
                                                                                 -----        -----          ---        -----
Cash flow from investing activities.......................................        (440)       (31.9)        (525)       (38.2)
                                                                                 -----        -----          ---        -----
Cash flow from financing activities.......................................       1,109         80.6          877         63.7
                                                                                 -----        -----          ---        -----

                     SEGMENT REPORTING RHI GROUP Q1 / 1999

                  Q1 / 1999                                                                        WATER-      CONSOLI-
                IN ATS MILLION                   REFRACTORIES      ENGINEERING     INSULATING     PROOFING     DATION(1)
----------------------------------------------  ---------------  ---------------  -------------  -----------  -----------
External sales revenue........................         3,589              546             523           329            1
Internal sales revenue........................             3                1              12                        (16)
                                                       -----              ---           -----         -----          ---
Total sales revenue...........................         3,592              547             535           329          (15)
Operating result (EBIT).......................             9               25             (10)          (63)          (3)
EBIT margin...................................           0.3%             4.6%           -1.9%        -19.1%
                                                       -----              ---           -----         -----          ---
Employees (average)...........................         7,196              414           1,772           719           71
                                                       -----              ---           -----         -----          ---
                                                       -----              ---           -----         -----          ---

                  Q1 / 1999                         RHI
                IN ATS MILLION                     GROUP
----------------------------------------------  -----------
External sales revenue........................       4,988
Internal sales revenue........................
                                                -----------
Total sales revenue...........................       4,988
Operating result (EBIT).......................         (42)
EBIT margin...................................        -0.8%
                                                -----------
Employees (average)...........................      10,172
                                                -----------
                                                -----------

                  Q1 / 1998                                                                        WATER-      CONSOLI-
                IN ATS MILLION                   REFRACTORIES      ENGINEERING     INSULATING     PROOFING     DATION(1)
----------------------------------------------  ---------------  ---------------  -------------  -----------  -----------
External sales revenue........................         4,134              338             394           395           (7)
Internal sales revenue........................            15                7                                        (22)
                                                       -----              ---           -----         -----          ---
Total sales revenue...........................         4,149              345             394           395          (29)
Operating result (EBIT).......................           213              (30)             (7)          (51)           0
EBIT margin...................................           5.1%            -8.7%           -1.8%        -12.9%
                                                       -----              ---           -----         -----          ---
Employees (average)...........................         7,464              571           1,166           725           10
                                                       -----              ---           -----         -----          ---
                                                       -----              ---           -----         -----          ---

                  Q1 / 1998                         RHI
                IN ATS MILLION                     GROUP
----------------------------------------------  -----------
External sales revenue........................       5,254
Internal sales revenue........................
                                                -----------
Total sales revenue...........................       5,254
Operating result (EBIT).......................         125
EBIT margin...................................         2.4%
                                                -----------
Employees (average)...........................       9,936
                                                -----------
                                                -----------

                  Q1 / 1999                                                                        WATER-      CONSOLI-
                IN EUR MILLION                   REFRACTORIES      ENGINEERING     INSULATING     PROOFING     DATION(1)
----------------------------------------------  ---------------  ---------------  -------------  -----------  -----------
External sales revenue........................         260.8             39.7            38.0          23.9          0.1
Internal sales revenue........................           0.2              0.1             0.9           0.0         (1.1)
                                                       -----              ---           -----         -----          ---
Total sales revenue...........................         261.0             39.8            38.9          23.9         (1.1)
Operating result (EBIT).......................           0.7              1.8            (0.7)         (4.6)        (0.2)
EBIT margin...................................           0.3%             4.6%           -1.9%        -19.1%
                                                       -----              ---           -----         -----          ---
                                                       -----              ---           -----         -----          ---
Employees (average)...........................         7,196              414           1,772           719           71
                                                       -----              ---           -----         -----          ---

                  Q1 / 1999                         RHI
                IN EUR MILLION                     GROUP
----------------------------------------------  -----------
External sales revenue........................       362.5
Internal sales revenue........................         0.0
                                                -----------
Total sales revenue...........................       362.5
Operating result (EBIT).......................        (3.1)
EBIT margin...................................        -0.8%
                                                -----------
                                                -----------
Employees (average)...........................      10,172
                                                -----------

                  Q1 / 1998                                                                        WATER-      CONSOLI-
                IN EUR MILLION                   REFRACTORIES      ENGINEERING     INSULATING     PROOFING     DATION(1)
----------------------------------------------  ---------------  ---------------  -------------  -----------  -----------
External sales revenue........................         300.4             24.6            28.6          28.7         (0.5)
Internal sales revenue........................           1.1              0.5             0.0           0.0         (1.6)
                                                       -----              ---           -----         -----          ---
Total sales revenue...........................         301.5             25.1            28.6          28.7         (2.1)
Operating result (EBIT).......................          15.5             (2.2)           (0.5)         (3.7)         0.0
EBIT margin...................................           5.1%            -8.7%           -1.8%        -12.9%
                                                       -----              ---           -----         -----          ---
Employees (average)...........................         7,464              571           1,166           725           10
                                                       -----              ---           -----         -----          ---
                                                       -----              ---           -----         -----          ---

                  Q1 / 1998                         RHI
                IN EUR MILLION                     GROUP
----------------------------------------------  -----------
External sales revenue........................       381.8
Internal sales revenue........................         0.0
                                                -----------
Total sales revenue...........................       381.8
Operating result (EBIT).......................         9.1
EBIT margin...................................         2.4%
                                                -----------
Employees (average)...........................       9,936
                                                -----------
                                                -----------

------------------------------

(1) This column contains the respective total of other activities, overheads and consolidation measures

                                                                         ANNEX C

                                     RHI AG
                 SUMMARY OF THE SIGNIFICANT DIFFERENCES BETWEEN
           U.S. AND AUSTRIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The consolidated financial statements of RHI AG ("Parent") and its subsidiaries ("The Group") are prepared and presented under the historical cost convention in accordance with Austrian generally accepted accounting principles ("AT GAAP"). Certain significant differences between AT GAAP and US GAAP as they relate to the financial statements of Parent are summarized below. Such summary should not be construed to be exhaustive. Given the inherent differences between AT GAAP and US GAAP, the financial statements presented under AT GAAP are not presented fairly, in all material respects under US GAAP. Parent has not quantified these differences, not prepared consolidated financial statements under US GAAP, and has not undertaken a reconciliation of AT GAAP and US GAAP financial statements. Had Parent undertaken any such quantification, preparation or reconciliation, other potentially significant accounting and disclosure differences may have come to their attention which are not identified below. Accordingly, Parent can provide no assurance that the identified differences in the summary below represent all the principal differences relating to Parent and The Group. Further, no attempt has been made to identify future differences between AT GAAP and US GAAP as the result of prescribed changes in accounting standards. European and Austrian regulators for accounting, professional bodies that promulgate AT GAAP and professional bodies that promulgate US GAAP have a number of projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between AT GAAP and US GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.

    General AT GAAP are stipulated in the AT Commercial Code, which is based on the 4th and 7th European Union directive. The main principle in AT GAAP is conservatism, which influences the measurement of assets and the recognition of liabilities. The Austrian Financial Statements consist of Balance Sheet, Income Statement and Notes.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Under AT GAAP, the Group had written off directly to reserves the cost of goodwill which had arisen upon acquisitions.

    Under US GAAP, the cost of the investment should be assigned to tangible and identified intangible assets acquired and liabilities assumed on the basis of their fair value at the date of acquisition. Any excess of cost over the fair value of the net assets acquired should be capitalized and then amortized to profit and loss over a period, not exceeding 40 years, except where management considers that there has been a permanent diminution in the value of goodwill, where upon this element of the goodwill is charged to profit and loss account immediately. Identified intangible assets should be amortized to the profit and loss account over their estimated useful economic lives which may not exceed 40 years.

DEFERRED TAXATION

    Under AT GAAP, deferred taxation is only accounted for to the extent that it is probable that a liability or asset will arise in the foreseeable future. The calculation of deferred taxation is based upon timing differences between taxable and accounting income. Under US GAAP, deferred taxation should be accounted for on all temporary differences, and a valuation allowance established in respect of deferred taxation assets where it is more likely than not that some portion would not be realized.

    Under AT GAAP there is no deferred tax asset based on tax losses carried forward recognized.

PENSIONS

    In respect of defined benefit pension obligations, US GAAP requires the use of a discount rate which reflects current market conditions in determining the provision for pension benefits. AT GAAP requires the use of an actuarial method for the calculation of pension obligations, no detailed guidance is given with respect to the actuarial calculation. US GAAP applies a corridor approach for recognizing actuarial gains and losses in the determination of periodic pension expense. Under AT GAAP, actuarial gains and losses are recognized as income as incurred without such a corridor approach. Additionally AT GAAP does not require funding of pension obligations by plan assets.

CURRENT ASSETS AND LIABILITIES

    Current assets under AT GAAP include amounts which fall due after more than one year. Under US GAAP, such assets would be reclassified as non-current assets. Provisions for liabilities and charges under AT GAAP include amounts due within one year which would be classified as current liabilities under US GAAP.

CASH FLOW STATEMENTS

    Cash Flow statement is not required by AT GAAP.

FINANCIAL INSTRUMENTS

    Under AT GAAP, there are no recognition and measurement rules with respect to financial instruments. According to general recognition and measurement rules, all assets and liabilities have to be recognized.

    Under US GAAP, the applicable accounting practice for financial instruments depends on managements intention for their disposition and may require adjustments to their market or fair values. The following conditions must be met for an item to be accounted for as a hedge: (i) the item to be hedged must expose Parent to price or interest rate risks; (ii) it must be probable that the results of the futures contract will substantially offset the effects of price or interest rate changes on the hedged item and (iii) the futures contract must be designated by management as a hedge of the item. For futures contracts that are accounted for as a hedge of items reported at the lower of cost or market, gains and losses on the futures contracts are deferred and recognized in income when costs relating to the hedged items are recognized in income. Any unrealized gains and losses at the balance sheet date are disclosed in the accounts, together with applicable accounting policies the end of the period fair value of the forward contract, and the face or contract or notional principal amount.

DISCLOSURE

    In general, disclosures required under US GAAP are more extensive than those required under AT GAAP. For example, under US GAAP more detailed disclosures would be required with respect to pension expense (actuarial assumptions, components of pension expense, reconciliation of funded status), taxes (details of the components of current and deferred income tax expenses and deferred tax items, including valuation allowances), and equity (a statement of changes in shareholders equity and associated rights).

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

             BY MAIL:                 BY HAND AND OVERNIGHT COURIER:

   Tender & Exchange Department        Tender & Exchange Department
          P.O. Box 11248                    101 Barclay Street
      Church Street Station             Receive and Deliver Window
  New York, New York 10286-1248          New York, New York 10286

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (212) 815-6213
                           For Information Telephone:
                                 (800) 507-9357

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200
                    Stockholders Please Call: (800) 566-9061

                      THE DEALER MANAGER FOR THE OFFER IS:

                         DEUTSCHE BANK SECURITIES INC.
                              31 West 52nd Street
                            New York, New York 10019
                                 (800) 334-1898